Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

NEOTHETICS, INC.,

NOBELLI MERGER SUB, INC.

AND

EVOFEM BIOSCIENCES, INC.

Dated as of October 17, 2017

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3.5	SEC Filings; Parent Financial Statements; No Undisclosed Liabilities	30
3.6	Taxes	31
3.7	Compliance with Legal Requirements	32
3.8	Legal Proceedings; Orders	33
3.9	Brokers’ And Finders’ Fees	33
3.10	Employee Benefit Plans	33
3.11	Real Property	36
3.12	Parent Contracts	36
3.13	Insurance	38
3.14	Interested Party Transactions	38
3.15	Disclosure	38
3.16	Opinion of Financial Advisor	38
3.17	Shell Company Status	39
3.18	Disclosure; Parent Information	39

ARTICLE 4	CONDUCT OF BUSINESS PENDING THE MERGER	39

4.1	Conduct of Company Business	39
4.2	Conduct of Parent Business	41

ARTICLE 5	ADDITIONAL AGREEMENTS	43

5.1	Registration Statement; Proxy Statement/Prospectus/Information Statement	43
5.2	Information Statement; Company Written Consent	44
5.3	Parent Stockholder Meeting	46
5.4	Access to Information; Confidentiality	47
5.5	Regulatory Approvals and Related Matters	47
5.6	Director Indemnification and Insurance	48
5.7	Notification of Certain Matters	48
5.8	Interim Financial Statements	49
5.9	Public Announcements	49
5.10	Conveyance Taxes	49
5.11	Board of Directors and Officers of Parent	49
5.12	Non-Solicitation by Company	49
5.13	Non-Solicitation by Parent	50
5.14	Financing Agreement	52
5.15	Section 16 Matters	52
5.16	Parent Certificate of Amendment	52
5.17	Termination of Company Stockholder and Other Related Agreements	52
5.18	Company Options	52
5.19	Allocation Certificate	53
5.20	Employee Benefit Matters	53
5.21	Stockholder Litigation	54
5.22	Company and Parent Disclosure Schedules	54
5.23	Tax Matters	54
5.24	Post-Merger Voting Agreements	55
5.25	Reverse Split	55
5.26	Listing	55

ARTICLE 6	CONDITIONS TO THE MERGER	55

6.1	Conditions To Obligation Of Each Party To Effect The Merger	55
6.2	Additional Conditions to Obligations Of Parent	56
6.3	Additional Conditions to Obligations Of Company	57

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ARTICLE 7	TERMINATION	58

7.1	Termination	58
7.2	Effect Of Termination	60
7.3	Expenses; Termination Fees	60

ARTICLE 8	GENERAL PROVISIONS	61

8.1	Notices	61
8.2	Amendment	62
8.3	Headings	62
8.4	Severability	62
8.5	Entire Agreement	62
8.6	Successors and Assigns	62
8.7	Parties In Interest	63
8.8	Waiver	63
8.9	Remedies Cumulative; Specific Performance	63
8.10	Governing Law; Venue; Waiver of Jury Trial	63
8.11	Counterparts and Exchanges by Electronic Transmission or Facsimile	64
8.12	Attorney Fees	64
8.13	Cooperation	64
8.14	Construction	64
8.15	Non-Survival of Representations and Warranties	64

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Forms of Company Support Agreements
Exhibit B-2	Form of Financing Agreement
Exhibit C-1	Form of Certificate of Merger
Exhibit C-2	Form of Certificate of Incorporation
Exhibit D	Parent Certificate of Amendment
Exhibit E	Form of FIRPTA Notice
Exhibit F	Form of Company Lock-Up Agreement
Exhibit G	Form of Registration Rights Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of October 17, 2017 (this “Agreement”), by and among NEOTHETICS, INC. a Delaware corporation (“Parent”), NOBELLI MERGER SUB, INC., a Delaware corporation (“Merger Sub”) and EVOFEM BIOSCIENCES, INC., a Delaware corporation (“Company”). Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS:

WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Capital Stock;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of Company immediately prior to the Effective Time will own approximately 85.7% of the outstanding equity of Parent immediately following the Effective Time and the holders of the outstanding equity of Parent immediately prior to the Merger will own approximately 14.3% of the outstanding equity of Parent immediately following the Effective Time, subject to adjustment as provided herein;

WHEREAS, the board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement, (iii) has approved the Certificate of Amendment and Reverse Split and (iv) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Approval Matters, the Reverse Split and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Support Agreement Signatories is entering into support agreements, in favor of Parent, in substantially the forms set forth in Exhibit B-1 attached hereto (the “Company Support Agreements”), under which the

Company Support Agreement Signatories will, among other things, agree, with respect to a portion of the shares of Company Capital Stock held thereby, to vote as stockholders in favor of the Company Stockholder Matters pursuant to the terms and conditions of the Company Support Agreements;

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Financing Agreement Signatories is entering into a Financing Agreement, in substantially the form of Exhibit B-2 attached hereto (the “Financing Agreement”), under which the Investor (acting as agent for and on behalf of certain of its discretionary managed clients) will, among other things, agree to purchase, immediately after the Effective Time, 9,672,550 shares of Parent Common Stock (subject to adjustment as provided in Section 1.12(b)) for an aggregate of $20 million (the “Additional Parent Funding”), and Company will agree to issue to Investor, immediately prior to the Effective Time, warrants to purchase up to an aggregate of 158,999,371 shares of Company Common Stock (subject to adjustment as provided in Section 1.12(b)) (the “Investor Pre-Closing Warrant”) that will be exercised in full immediately prior to the Effective Time such that the shares of Company Common Stock issuable thereunder will be converted into the right to receive shares of Parent Common Stock in accordance with the terms of Section 1.6(a) of this Agreement;

WHEREAS, each issued and outstanding share of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock as of immediately prior to the Effective Time will be converted on a 1 to 1 basis into shares of Company Common Stock in connection with the Merger in accordance with the terms of the Company’s certificate of incorporation and such converted shares of Company Preferred Stock will be converted into the right to receive shares of Parent Common Stock in accordance with the terms of Section 1.6(a)(i) of this Agreement;

WHEREAS, each issued and outstanding share of Company Series D Preferred Stock as of the Effective Time will be converted into the right to receive shares of Parent Common Stock in accordance with the terms of Section 1.6(a)(ii) of this Agreement; and

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Lock-up Agreement Signatories is entering into a lock-up agreement, in substantially the form of Exhibit F attached hereto (the “Company Lock-up Agreements”) with respect to a portion of the shares of Parent Common Stock held thereby from time to time.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger. Subject to and upon the terms and conditions of this Agreement and Delaware General Corporation Law (“Delaware Law”), Merger Sub will be merged with and into Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of DLA Piper LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), in substantially the form of Exhibit C-1 attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws; Reverse Split; Parent Name Change. Unless otherwise determined by Parent and Company:

(a) the certificate of incorporation of Company will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit C-2 attached hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation;

(b) the bylaws of Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws; and

(c) immediately prior to the Effective Time, Parent will amend its certificate of incorporation and take all other actions necessary to (i) cause its name to be changed to such name as the Company directs in writing within three (3) Business Days following the date of this Agreement, (ii) effect the Reverse Split to the extent applicable, (iii) opt out of Delaware Law Section 203, and (iv) make such other changes as are mutually agreeable to Parent and Company in substantially the form attached hereto as Exhibit D (the “Parent Certificate of Amendment”).

1.5 Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent and Company, the parties will take all action such that:

(a) the directors of the Surviving Corporation immediately following the Effective Time will be the individual set forth on Schedule 1.5(a);

(b) the officers of Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed; and

(c) the directors and officers of Parent immediately following the Effective Time shall be elected and appointed in accordance with Section 5.11.

1.6 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of the Company or any other Person:

(a) Conversion of Company Capital Stock.

(i) Company Common Stock and Company Common Stock On An As Converted Basis. Each share of Company Common Stock (and each share of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock on an as converted to Company Common Stock basis) issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.6(c)) will be converted, subject to Sections 1.6(g), 1.6(h), 1.6(i) and 1.7, into and represent the right to receive such number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $0.0001 par value per share (“Parent Common Stock”), as is equal to the Company Common Exchange Ratio, and cash in lieu of any fractional shares of Parent Common Stock to be issued or paid in consideration therefor.

(ii) Company Series D Preferred Stock. Each share of Company Series D Preferred Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.6(c)) will be converted, subject to Sections 1.6(g), 1.6(h), 1.6(i) and 1.7, into and represent the right to receive such number of shares of validly issued, fully paid and nonassessable shares of Parent Common Stock, as is equal to the Company Series D Exchange Ratio, and cash in lieu of any fractional shares of Parent Common Stock to be issued or paid in consideration therefor. Such shares of Parent Common Stock issued pursuant to this Section 1.6(a)(ii) and Section 1.6(a)(i) referred to as the “Merger Consideration”.

(b) Merger Sub Common Stock. Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(c) Cancellation. Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d) Company Options. Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.18. Prior to the Closing Date, and subject to the review and approval of Parent, Parent and Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(d) under applicable Legal Requirements and all such Company Options, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Options. In addition, promptly after the date of this Agreement, and in any event within ten (10) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(e) Investor Pre-Closing Warrant. Immediately prior to the Effective Time and immediately following the conversion of the Company Preferred Stock into Company Common Stock in connection with the Merger, the Investor Pre-Closing Warrant shall be net exercised pursuant to its terms and the shares of Company Common Stock issued upon exercise shall be converted into Parent Common Stock in accordance with Section 1.6(a). At the Effective Time, each Company Warrant (other than the Company Series D Warrant) that is outstanding and unexercised shall be cancelled in full.

(f) Company Series D Warrant. At the Effective Time, the Company Series D Warrant, shall be assumed by Parent and amended and restated to be a warrant to purchase up to 12,000,000 shares of Parent Common Stock (as adjusted pursuant to Section 1.6(g)) at a cash exercise price equal to the average of the closing sale prices of Parent Common Stock as quoted on NASDAQ CM for the thirty (30) consecutive trading days commencing with the first trading day immediately following the Effective Time (as adjusted pursuant to Section 1.6(g))(such warrant to purchase Parent Common Stock, the “Post-Merger Series D Warrant”). The Post-Merger Series D Warrant will be exercisable commencing on the first anniversary of the date of the Effective Time and ending on the fourth anniversary of the Effective Time and will be in a form otherwise reasonably acceptable to Parent.

(g) Adjustments to Exchange Ratios. The Company Common Exchange Ratio and the Company Series D Exchange Ratio and the price paid for fractional shares pursuant to Section 1.6(h) below will be appropriately adjusted to reflect fully the effect of any stock split, reverse split (including the Reverse Split contemplated by this Agreement), stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(h) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder. Any Company Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will, in lieu of such fraction of a share and upon surrender of such holders’ Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of Parent Common Stock as quoted on NASDAQ CM for the ten (10) consecutive trading days ending with the trading day immediately preceding the date of the signing of this Agreement (as adjusted pursuant to Section 1.6(g) above).

(i) Restrictions. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

1.7 Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with Delaware Law and has not effectively withdrawn or forfeited such demand for appraisal. Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the merger consideration set forth in Section 1.6(a) hereof (if any). Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Parent and Company shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Legal Requirements. Neither Parent nor Company will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

1.8 Exchange Of Certificates.

(a) Exchange Agent. On or prior to the Closing Date, Parent will select Philadelphia Stock Transfer, Inc., Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent (i) non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a); and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(h). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.6(h)), and (B) the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section

1.8(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). If any Company Stock Certificate will have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Transfers of Ownership. If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Unclaimed Portion of the Exchange Fund.

(i) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(ii) Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(f) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9 Stock Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of the Company; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Section 1.8.

1.10 No Further Rights. The Merger Consideration delivered upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.11 Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and intend to file the statement required by Section 1.368-3(a) of the Treasury Regulations.

1.12 Pro-Forma Capitalization Tables.

(a) The pro-forma capitalization of the Company immediately prior to the Effective Time (assuming the Effective Time occurs on December 31, 2017 and after giving effect to the conversion of the Company Preferred Stock and the exercise of the Investor Pre-Closing Warrant is set forth in Schedule 1.12(a) hereof. The pro-forma capitalization of Parent immediately following the Effective Time (assuming the Effective Time occurs on December 31, 2017, but excluding the effect of the financing contemplated by the Financing Agreement and the Post-Closing Series D Warrant) is set forth in Schedule 1.12(b) hereof. The pro-forma capitalization of Parent following the Effective Time (assuming the Effective Time occurs on December 31, 2017 and after giving effect to the financing contemplated by the Financing Agreement, but excluding the effect of the Post-Closing Series D Warrant) is set forth on Schedule 1.12(c) hereof. The pro-forma capitalization of Parent following the Effective Time (assuming the Effective Time occurs on December 31, 2017 and after giving effect to the financing contemplated by the Financing Agreement and the Post-Closing Series D Warrant) is set forth in Schedule 1.12(d) hereof.

(b) To the extent any change to any amount set forth on any capitalization table included in Schedule 1.12(a)-(d) takes place prior to the Effective Time appropriate adjustment shall be made to the Company Series D Preference Amount, Company Common Exchange Ratio Outstanding Shares or Parent Outstanding Shares, as the case may be, together with an appropriate adjustment to the number of Company Merger Shares, or, if applicable, the number of shares underlying the Investor Pre-Closing Warrant, such that the ownership percentages set forth on Schedule 1.12(d) hereof shall be the ownership percentages of the outstanding Parent Common Stock immediately after the Effective Time after giving effect to (i) the Merger, (ii) the financing contemplated by the Financing Agreement, and (iii) the issuance of the Post-Closing Series D Warrant.

(c) All share numbers and prices set forth in this Section 1.12 or any schedule contemplated by this Section 1.12 shall be subject to Section 1.6(g). The share amounts and prices set forth in this Section 1.12 or any schedule contemplated by this Section 1.12 do not reflect the effect of any stock split, reverse stock split (including the Reverse Split) or the like that may take place after the Effective Time.

1.13 Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1 Organization and Qualification; Charter Documents.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto; (b) the stock records of each Acquired Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company. The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.2 Capital Structure.

(a) The authorized capital stock of Company consists of (i) 157,836,540 shares of Company Common Stock of which 76,359,923 are issued and outstanding as of the date of this Agreement, (ii) 12,768,492 shares of Company Series A Preferred Stock of which 12,618,279 have been issued and are outstanding as of the date of this Agreement, (iii) 31,034,696 shares of Company Series B Preferred Stock of which 13,801,318 shares are issued and outstanding as of the date of this Agreement, (iv) 5,037,784 shares of Company Series C Preferred Stock of which 5,037,784 shares are issued and outstanding as of the date of this Agreement, (v) 8,660,572 shares of Company Series C-1 Preferred Stock of which 8,558,686 shares are issued and outstanding as of the date of this Agreement, (vi) 80 shares of Company Series D Preferred Stock of which 75 are issued and outstanding as of the date of this Agreement. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b) As of the date of this Agreement, Company had reserved an aggregate of 14,000,000 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 6,248,595 shares of Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 2.2(b) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule and termination date of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any. Part 2.2(b) of the Company Disclosure Schedule also lists for each holder of Company Capital Stock, Company Option or Company Warrant, the state or other jurisdiction in which such holder currently resides, or, if such holder is an Entity, the state where such holder’s principal office is located.

(c) Except as set forth on Part 2.2(c) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth on Part 2.2(c) of the Company Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.2(c) of the Company

Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies each holder of such shares of Company Capital Stock, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase. Each share of Company Preferred Stock is convertible into shares of Company Common Stock as set forth in the certificate of incorporation of the Company as in effect as of the Closing Date.

2.3 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholder Approval and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority of the shares of Company Common Stock, Company Preferred Stock and Company Series D Preferred Stock, voting as a single class, and (ii) the holders of a majority of the shares of each of the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series C-1 Preferred Stock and Company Series D Preferred Stock, each voting as a separate class (“Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and all other transaction contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and all other transactions contemplated by this Agreement by written consent.

(c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Contract to which Company or any of its

Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties are bound or affected (except, for purposes of this clause (iii), in the case of any Contract that is not a Company Contract, as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger).

(d) No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus/Information Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

2.4 Anti-Takeover Statutes Not Applicable. The board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. The board of directors of Company has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of Delaware Law.

2.5 Company Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2015, and December 31, 2016, and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of August 31, 2017 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company. Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since August 31, 2017. The balance sheet of Company as of August 31, 2017 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, consolidated unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

(b) Each of Company and its Subsidiaries maintains a system of internal accounting controls comparable to those of similarly situated companies at a similar stage of development designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since inception, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since inception, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) described on Part 2.5(e) of the Company Disclosure Schedule, (iv) set forth in any Company Contract or (v) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

2.6 Absence Of Certain Changes Or Events. Since the date of the Company Balance Sheet through the date of this Agreement, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7 Taxes.

(a) Each income and other material Tax Return that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b) All material Taxes that an Acquired Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c) The unpaid Taxes of the Acquired Companies (i) did not, as of August 31, 2017, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Company Financials, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since August 31, 2017, the Acquired Companies have not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(d) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(e) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.

(f) No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquired Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(g) No Acquired Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(h) Other than the Subsidiaries identified in Part 2.1(a) of the Company Disclosure Schedule, Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Each Acquired Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. None of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(j) Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(k) No Acquired Company has a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

(l) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) No Acquired Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquired Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

2.8 Intellectual Property.

(a) Part 2.8(a)(i) of the Company Disclosure Schedule lists all of the Patent Rights and all Trademark Rights owned solely by any Acquired Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.8(a)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all Trademark Rights in which any Acquired Company has any co-ownership interest, other than those owned solely by an Acquired Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.8(a)(iii) of the Company Disclosure Schedule lists all of the third party Patent Rights and Trademark Rights in which an Acquired Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquired Company.

(b) Part 2.8(b) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to any Acquired Company any right, title or interest in or to any Company IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for an Acquired Company. To Company’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.

(c) Part 2.8(c) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which an Acquired Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights (collectively, “Out Licenses”). To the Company’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.

(d) The Acquired Companies own, co-own or otherwise possess legally enforceable rights in and to all Company IP Rights, free and clear of all Encumbrances. The Company IP Rights that are owned or co-owned by an Acquired Company or exclusively licensed to an Acquired Company (collectively, “Company Owned IP Rights”) are valid and enforceable. No third party is overtly challenging in writing the right, title or interest of an Acquired Company in, to or under the Company Owned IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to an Acquired Company, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Company Owned IP Rights and the Company Owned IP Rights are not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Acquired Companies’ use thereof or their rights thereto. No valid basis exists for any of the foregoing challenges or claims. No act has been done or omitted to be done by the Acquired Companies, which has, had or could have the effect of dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Company IP Rights that are owned or co-owned by an Acquired Company, or, except with respect to Contracts listed in Part 2.8(c) of the Company Disclosure Schedule, give any Person any ownership or license rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Company Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company Owned IP Rights.

(e) Each Acquired Company has taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Company Owned IP Rights. The Acquired Companies have not divulged, furnished to or made accessible any of their Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Acquired Companies otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, each Acquired Company who have contributed to the creation or development of any Company IP Rights owned or co-owned by an Acquired Company have assigned all of their respective ownership rights in such IP Rights to such Acquired Company, and have executed and delivered to such Acquired Company an agreement (containing no exceptions or exclusions from the scope of the coverage contained in such Acquired Company’s applicable form agreement) regarding the assignment to such Acquired Company, of any IP Rights arising from services performed for such Acquired Company by such Persons, the current forms of which agreements have been made available in a data room or otherwise for review by Parent or its advisors. To the knowledge of Company, no current or former officers and employees of, or consultants or independent contractors to, any Acquired Company have breached any material term of any such agreements.

(f) With respect to third party Patent Rights and Trademark Rights, none of the Acquired Companies or any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and no Acquired Company has received any written notice nor are any of them subject to any actual, or to the knowledge of Company, threatened proceedings, claiming or alleging any of the foregoing.

(g) No Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.

(h) Subject to the Company obtaining the required consents pursuant to Section 6.2(c), neither the execution, delivery or performance of this Agreement by Company nor the consummation by Company of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on the Acquired Companies’ right, title or interest in or to any material Company IP Rights.

(i) No funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Acquired Company to develop or create, in whole or in part, any Company Owned IP Rights.

(j) Each Acquired Company is, and has at all times since January 1, 2015 been, in material compliance with all Legal Requirements regarding the protection, storage, use and disclosure of Personal Data collected by such Acquired Company.

2.9 Compliance with Legal Requirements.

(a) Neither Company nor any of its Subsidiaries has been or is in conflict with, or in default or violation of (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending or, to the knowledge of the Company, threatened against Company or its Subsidiaries, nor has any Governmental Body indicated to an Acquired Company in writing an intention to conduct the same.

(b) Company and its Subsidiaries hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. A true, complete and correct list of the Company Permits is set forth in Part 2.9(b) of the Company Disclosure Schedule. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time. Company has provided Parent all material Company Permits and material correspondence from the FDA or other comparable Governmental Body.

(c) To the knowledge of Company, the Acquired Companies and Persons acting in concert with and on behalf of Company:

(i) have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C., Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii) have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21

U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d) None of the Acquired Companies, and (to the knowledge of Company) no Representative of any of the Acquired Companies with respect to any matter relating to any of the Acquired Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e) No product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Companies has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). At no time has any of the Acquired Companies received written notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Acquired Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. The Company has, prior to the execution of this Agreement, provided or made available to Parent all information about serious adverse drug experiences obtained or otherwise received by any of the Acquired Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Acquired Companies or any of their licensees in the possession of any of the Acquired Companies (or to which any of them has access), except for any adverse drug experiences that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) None of the Acquired Companies, or to the knowledge of the Company, Persons acting in concert with or on behalf of the Acquired Companies or any officers, employees or agents of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g) All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Acquired Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to the Company’s knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of the Acquired Companies.

(h) Each of the Acquired Companies has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

2.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.10(a).

(b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject. To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.11 Brokers’ And Finders’ Fees. Except as set forth on Part 2.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies.

2.12 Employee Benefit Plans.

(a) Part 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association”, under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), (collectively, the “Company Employee Plans”). Neither Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Company to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Company Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Company subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

(b) Company has made available to Parent true and complete copies of each of Company Employee Plans and all material related plan documents, including trust documents, group annuity contracts, plan amendments, Insurance Policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available in a data room for review by Parent copies of the Form 5500 reports filed for the last three (3) plan years. Company has made available in a data room for review by Parent the most recent Internal Revenue Service determination, advisory, notification or opinion letter (a “Determination Letter”) issued with respect to each such Company Employee Plan, as applicable, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has made available in a data room for review by Parent all filings made by Company or any ERISA Affiliate of Company with any Governmental Body with respect to any Company Employee Plan to the extent relevant to any ongoing obligation or liability of Company, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of Company Employee Plans. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from United States federal income taxation under Section 501(a) of the Code, if applicable, or has applied to the Internal Revenue Service for such favorable Determination Letter within the remedial amendment period under Section 401(b) of the Code. None of Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Company’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan. All contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan have been timely paid or accrued on Company Balance Sheet, if required under GAAP. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Company is overtly threatened in communication with Company, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans). There has been no amendment to, or written interpretation or announcement by Company or any ERISA Affiliate regarding any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that plan for the fiscal year ended December 31, 2014. None of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to Company Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Company Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon Company under Chapter 43 of the Code. With respect to Company Employee Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other applicable Legal Requirement.

(d) Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Company nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies).

(f) With respect to each Company Employee Plan, Company is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998. Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.

(g) Each Company Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquired Companies or any of the ERISA Affiliates will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.

(h) Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, consummation of the Merger will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in Part 2.12(h) of the Company Disclosure Schedule; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by Company pursuant to any Company Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or Surviving Corporation other than ordinary administration expenses typically incurred in a termination event.

(i) Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j) Company does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k) With respect to each Company Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on Company Financials for the fiscal year ended December 31, 2016.

2.13 Title to Assets; Condition Of Equipment.

(a) The Acquired Companies own, and have good, valid and marketable title to, all tangible assets purported to be owned by them, including: (x) all assets reflected on the Company Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (y) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of said assets are owned by the Acquired Companies free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Company, and (iii) liens described in Part 2.13 of the Company Disclosure Schedule. The Acquired Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Companies as being leased to the Acquired Companies, and the Acquired Companies enjoy undisturbed possession of such leased assets.

(b) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. The Acquired Companies do not own and have never owned any real property or any interest in real property. Part 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

2.14 Environmental Matters.

(a) No underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a “Hazardous Material”), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the date hereof, nor has Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its Subsidiaries in any environmental litigation or impose upon Company or any of its Subsidiaries any environmental liability.

2.15 Labor Matters.

(a) Part 2.15(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of Company and its Subsidiaries along with their position, hire date, the current and prior year actual compensation and annual rate of compensation (including base salary and the target amount of any bonuses to which such employee may be eligible). To Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b) Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 2.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

2.16 Company Contracts.

(a) Except as set forth in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquired Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquired Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable foreign Legal Requirements;

(ii) any Contracts identified or required to be identified in Part 2.8(b), Part 2.8(c) or Part 2.13(b) of the Company Disclosure Schedule;

(iii) any Contract with any distributor, reseller or sales representative;

(iv) any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or product candidates;

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii) any Contract imposing any material restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;

(viii) any agreement, Contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any joint marketing or development agreement;

(xi) any Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(xii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company; or

(xiii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b) Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company nor any of its Subsidiaries, nor to Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.17 Books And Records. The minute books of Company and its Subsidiaries made available to Parent or counsel for Parent are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

2.18 Insurance.

(a) Part 2.18(a) of the Company Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) (the “Insurance Policies”) to which any Acquired Company is a party. To Company’s knowledge, such Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquired Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Parent.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquired Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquired Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.19 RESERVED.

2.20 Suppliers; Effect Of Transaction.

(a) Part 2.20(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each supplier that supplies any significant product or service to any Acquired Company. Since the Company Balance Sheet Date, there has not been: (i) any materially adverse change in the business relationship of any Acquired Company with any supplier listed or required to be listed in Part 2.20(a) of the Company Disclosure Schedule; or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such supplier.

(b) No creditor, supplier, employee, client, customer or other Person having a business relationship with any Acquired Company has informed any Acquired Company in writing that such Person intends to materially change its relationship with Company because of the transactions contemplated by this Agreement or otherwise.

2.21 Government Contracts. Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Company or Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

2.22 Interested Party Transactions. No event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

2.23 Disclosure; Company Information. The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Information Statement and/or the Proxy Statement/Prospectus/Information Statement will not, on the date the Information Statement or Proxy Statement/Prospectus/Information Statement, as applicable, is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will contain all information material to the matters sought for approval by the Company Stockholders, including all information reasonably required to satisfy all applicable information and disclosure requirements set forth in Rule 502 of Regulation D. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the Proxy Statement/Prospectus/Information Statement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Parent SEC Documents or other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1 Organization and Qualification.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. None

of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d) The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2016 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

3.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, par value, $0.0001, of which 13,831,747 shares are issued and outstanding as of the close of business on the day prior to the date hereof and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”), of which no shares are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Parent’s treasury. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b) As of the date of this Agreement, Parent had reserved an aggregate of 3,697,171 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which (i) options were outstanding for an aggregate of 1,565,573 shares, and 71,257 shares of Parent Common Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Parent Disclosure Schedule lists each outstanding option to purchase Parent Capital Stock and warrant to purchase Parent Capital Stock as of the date hereof, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any.

(c) The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in Part 3.2(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock. None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

3.3 Authority; Non-Contravention; Approvals.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) Parent’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Parent duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting. The board of directors of Merger Sub, at a meeting duly called and held, has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby. Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of the Proxy Statement/Prospectus/Information Statement with the SEC in accordance with the Exchange Act, (v) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (vi) the filing of the Parent Certificate of Amendment with the Secretary of State of the State of Delaware in accordance with Section 5.16, and (vii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of The NASDAQ Stock Market.

3.4 Anti-Takeover Statutes Not Applicable. The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of Delaware Law.

3.5 SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a) All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(d) Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 3.5(e) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since August 31, 2017 in the ordinary course of business.

3.6 Taxes.

(a) Each of the income and other material Tax Returns that any Parent or any of its Subsidiaries were required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Parent or any of its Subsidiaries is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to Parent or any of its Subsidiaries is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by Parent or any of its Subsidiaries in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Parent or any of its Subsidiaries other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b) All material Taxes that Parent or any of its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c) The unpaid Taxes of the Parent and its Subsidiaries (i) did not, as of August 31, 2017, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Parent Financials, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and its Subsidiaries in filing their Tax Returns. Since August 31, 2017, Parent and its Subsidiaries have not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(d) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by Parent or any of its Subsidiaries with any taxing authority or issued by any taxing authority to Parent or any of its Subsidiaries. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to Parent or any of its Subsidiaries that are, or if issued would be, binding on Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). Neither Parent nor any of its Subsidiaries has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(f) Other than the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Parent and each of its Subsidiaries is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Neither Parent nor any of its Subsidiaries is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(g) Neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent and each of its Subsidiaries have disclosed on their respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(h) Parent and each of its Subsidiaries is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(i) Neither Parent nor any of its Subsidiaries has a permanent establishment, as defined in any applicable Tax treaty, in a country other than the country in which it is organized.

(j) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

3.7 Compliance with Legal Requirements. Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not have a Parent Material Adverse Effect. No investigation or review by any Governmental Body is pending or threatened against Parent or its Subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

3.8 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.8(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 3.9(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.8(a).

(b) There is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject. To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

3.9 Brokers’ And Finders’ Fees. Except as set forth in Part 3.9 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquiring Companies. Parent has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.9 of the Company Disclosure Schedule.

3.10 Employee Benefit Plans.

(a) Part 3.10(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent (collectively, the “Parent Employee Plans”). Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Parent to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Parent Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Parent subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

(b) Parent has made available to Company true and complete copies of each of Parent Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Parent Employee Plan that is subject to ERISA reporting requirements, Parent has made available in a data room for review by Company copies of the Form 5500 reports filed for the last three (3) plan years. Parent has made available for review by Company the most recent Determination Letter issued with respect to each such Parent Employee Plan, and to Parent’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Parent Employee Plan subject to Code Section 401(a). Parent has made available in a data room for review by Company all filings made by Parent or any ERISA Affiliate of Parent with any Governmental Body with respect to any Parent Employee Plan to the extent relevant to any ongoing obligation or liability of Parent, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Each Parent Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Parent and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of Parent Employee Plans. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from United States federal income taxation under Section 501(a) of the Code, if applicable, or has applied to the Internal Revenue Service for such favorable Determination Letter within the remedial amendment period under Section 401(b) of the Code. None of Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Parent has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Parent’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Parent Employee Plan. Neither Parent nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Parent Employee Plan. All contributions required to be made by Parent or any ERISA Affiliate to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP. With respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Parent Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent is overtly threatened in communication with Parent, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans). There has been no amendment to, or written interpretation or announcement by Parent or any ERISA Affiliate regarding any Parent Employee Plan that would materially increase the expense of maintaining such Parent Employee Plan above the level of expense incurred with respect to that plan for the fiscal year ended December 31, 2016. None of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to Parent Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Parent Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon Parent under Chapter 43 of the Code. With respect to Parent Employee Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Parent Employee Plans, ERISA, the Code or any other applicable Legal Requirement.

(d) Neither Parent nor any ERISA Affiliate of Parent has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Neither Parent nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) With respect to each Parent Employee Plan, Parent is in material compliance with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998. Parent has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.

(g) Each Parent Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquired Companies or any of the ERISA Affiliates will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.

(h) Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Parent or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan), except as expressly provided in Part 3.12(h) of the Parent Disclosure Schedule; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by Parent pursuant to any Parent Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent other than ordinary administration expenses typically incurred in a termination event.

(i) Parent is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j) Parent does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k) With respect to each Parent Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Parent is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the most recent Parent Financials on file with the SEC.

3.11 Real Property. The Acquiring Companies do not own and have never owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.12 of the Parent Disclosure Schedule.

3.12 Parent Contracts.

(a) Except as set forth in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2016 or Part 3.12 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquiring Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquiring Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquiring Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Company under applicable foreign Legal Requirements;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(iv) any Contract imposing any restriction on the right or ability of any Acquiring Company: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person; (iii) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (iv) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (v) to perform services for any other Person; or (vi) to transact business with any other Person;

(v) any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vi) any Contract relating to the borrowing of money or extension of credit;

(vii) any Contract that would reasonably be expected to have a material effect on the ability of Company to perform any of its obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(viii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(ix) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate; or

(x) any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than thirty (30) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

(b) Parent has delivered to Company an accurate and complete copy of each Contract listed or required to be listed in Part 3.12 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 3.12 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2016, a “Parent Contract”). Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract; (ii) give any Person the right to declare a default in any material respect under any Parent Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Contract; (iv) give any Person the right to accelerate the maturity or performance of any Parent Contract; or (v) give any Person the right to cancel, terminate or modify any Parent Contract. Each Parent Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.13 Insurance.

(a) Part 3.13(a) of the Parent Disclosure Schedule sets forth each Insurance Policy to which any Acquiring Company is a party. Such Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.14 Interested Party Transactions. Except as set forth in the SEC Documents, no event has occurred during the past three years that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

3.15 Disclosure. None of the representations or warranties of Parent contained herein, none of the information contained in the Parent Disclosure Schedule and none of the other information or documents furnished or to be furnished to Company by Parent or pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

3.16 Opinion of Financial Advisor. The board of directors of Parent has received an opinion of Oppenheimer & Co. Inc., financial advisor to Parent, dated the date of this Agreement, to the effect that the Merger Consideration is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

3.17 Shell Company Status. Parent is not an issuer identified in Rule 144(i)(1) of the Securities Act.

3.18 Disclosure; Parent Information. The information relating to Parent or its Subsidiaries to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Information Statement and/or the Proxy Statement/Prospectus/Information Statement will not, on the date the Information Statement or Proxy Statement/Prospectus/Information Statement, as applicable, is first mailed to Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement/Prospectus/Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Proxy Statement/Prospectus/Information Statement.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent (i) that Parent consents in writing, (ii) as necessary to effect the transactions contemplated by the Company Stockholder Matters or the Financing Agreement and/or (iii) as necessary to sell and issue any remaining authorized shares of Company Series D Preferred Stock pursuant to the Company Series D Purchase Agreement, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or the Financing Agreement, without obtaining the written consent of Parent, Company will not, and will not permit its Subsidiaries to, do any of the following:

(a) except for an amendment of the Company’s certificate of incorporation solely to the extent necessary to accommodate the shares of Company Common Stock issuable in connection with the Investor Pre-Closing Warrant, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);

(d) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except as required by the certificate of incorporation of the Company as in effect as of the date of this Agreement and except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole not reflected or accounted for in the Company Budget; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) except as reflected or accounted for in the Company Budget, increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, except for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by this Agreement;

(k) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(l) make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(m) except as reflected in the Company Budget, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business and consistent with past practice;

(n) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(o) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement);

(p) make any material expenditure that is inconsistent with those expenditures contemplated by the Company Budget (provided that nothing herein shall prevent the Company from making payments on expenses incurred prior to the date of this Agreement and, provided further, that nothing herein shall be deemed to permit any Acquired Company to make any expenditures relating to the consummation of a public offering of the Company’s Capital Stock);

(q) amend, modify, waive or otherwise alter the Company Support Agreements in any material respect or consent to the transfer of any Company Capital Stock held or managed by Company Support Agreement Signatories; and

(r) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any action which would make any of the representations or warranties of such party contained in this Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

The parties acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company or its Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (iii) notwithstanding anything contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

4.2 Conduct of Parent Business. During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted in the last three (3) months, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and to pay or perform other material obligations when due. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or the Financing Agreement, without obtaining the written consent of Company, Parent will not, and will not permit its Subsidiaries to, do any of the following:

(a) except for the Parent Certificate of Amendment, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock;

(d) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of a Parent Contract or grant any release or relinquishment of any material rights under any Parent Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.2(g);

(h) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(i) increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee (other than securing a liability “tail” policy for the directors’ and officers’);

(j) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(k) make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the publicly filed financial statements of Parent, or incurred in the ordinary course of business and consistent with past practice;

(m) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(n) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement);

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (n) above, or any action which would make any of the representations or warranties of such party contained in this Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied; or

(p) take any action that would cause the representation in Section 3.17 to become in accurate.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a) As promptly as practicable after the date of this Agreement the Parties shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus/Information Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus/Information Statement will be included as a prospectus.

(b) Parent covenants and agrees that the Proxy Statement/Prospectus/Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy

Statement/Prospectus/Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus/Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus/Information Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to be mailed to Parent’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Parent or the Company occurs, or if Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus/Information Statement, then Parent or the Company, as applicable, shall promptly inform the other party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus/Information Statement will be made by Parent, in each case, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Proxy Statement/Prospectus/Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock pursuant to this Agreement. Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to comply with applicable federal and state securities laws requirements.

(c) Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Company to be included in the Form S-4 Registration Statement. Without limiting the foregoing, Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

5.2 Information Statement; Company Written Consent.

(a) Promptly after the S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter (the “Company Vote Deadline”), Company shall obtain the approval by written consent of its stockholders in lieu of a meeting pursuant to Section 228 of Delaware Law (the “Company Written Consent”) for purposes of (i) adopting this Agreement and approving the Merger, and all other transactions contemplated by this Agreement, including, but not limited to, the transactions contemplated by the Financing Agreement, (ii)

acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of Delaware Law, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of Delaware Law, (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under Delaware Law, (iv) if necessary, provide for the conversion of all Company Capital Stock (other than the Company Series D Preferred Stock) into Company Common Stock immediately prior to, and contingent upon the occurrence of, the Effective Time and (v) provide sufficient approval to treat the Company Series D Warrant as provided in Section 1.6(f) (collectively, the “Company Stockholder Matters”). Without the prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed), the Company Written Consent shall not include any other approval or consent other than with respect to the Company Stockholder Matters and other any ancillary or related approvals customary or required in connection therewith. Subject to the terms of a Company Support Agreement applicable to any Company Stockholder signatory thereto, the Company Stockholder Written Consent shall provide that such consent may be revoked by any signatory thereto until the Company Vote Deadline. In connection with the solicitation of the Company Stockholder Written Consent, the Company shall mail to Company Stockholders as of the record date established for the approval of the Company Stockholder Matters, the Proxy Statement/Prospectus/Information Statement, such mailing to occur substantially contemporaneous with Parent’s mailing of the Proxy Statement/Prospectus/Information Statement to the Parent Stockholders in accordance with Section 5.3(a).

(b) Subject to Section 5.2(c): (i) the board of directors of Company will recommend that its stockholders vote to approve the Company Stockholder Matters (such recommendation the “Company Board Recommendation”); (ii) the Information Statement will include the Company Board Recommendation; and (iii) the Company Board Recommendation will not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent will be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of the Company Stockholder Matters by the Company Written Consent, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) if the board of directors of Company concludes in good faith, after having taken into account the advice of Company’s outside legal counsel and financial advisors, that (x) as a result of Company’s receipt of an Acquisition Proposal that was not made in violation of Section 5.12 and that the board of directors of Company has determined in good faith, after consultation with Company’s legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Company that occurs or arises after the date of this Agreement and that was neither known to Company or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Company Intervening Event”), the withdrawal or modification of the Company Board Recommendation is required in order for the board of directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 5.2(c), Company shall provide Parent with four (4) Business Days’ prior written notice advising the Parent that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Company Acquisition Proposal, the information required by Section 5.12(b) and, in the case of a Company Intervening Event, the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) business day period, (i) Company shall negotiate, and cause its Representatives to negotiate, with Parent in good faith (to the extent the Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification, and (ii) Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Company Board Recommendation.

5.3 Parent Stockholder Meeting.

(a) Parent will take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (i) the issuance of shares of Parent Common Stock in the Merger, (ii) the transactions contemplated by the Financing Agreement, including the issuance of the Investor Pre-Closing Warrant to Investor and the issuance of the shares of Parent Common Stock to Investor, in each case pursuant to the Financing Agreement, and (iii) the Parent Certificate of Amendment (collectively, the “Parent Stockholder Approval Matters”). The Parent Stockholders’ Meeting will be held as promptly as practicable following the date on which the Proxy Statement/Prospectus/Information Statement is declared effective under the Securities Act; provided, however, notwithstanding anything to the contrary contained herein, Parent will have the absolute discretion to adjourn the Parent Stockholders’ Meeting without any consent requirement of Company for a period of sixty (60) days after the initial Parent Stockholders’ Meeting is held if necessary to obtain Parent Stockholder Approval. Parent will ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.3(c): (i) the board of directors of Parent will recommend that its stockholders vote to approve the Parent Stockholder Approval Matters (such recommendation, the “Parent Board Recommendation”); (ii) the Proxy Statement/Prospectus/Information Statement will include the Parent Board Recommendation; and (iii) the Parent Board Recommendation will not be withdrawn or modified in a manner adverse to Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company will be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the board of directors of Parent concludes in good faith, after having taken into account the advice of Parent’s outside legal counsel and financial advisors, that (x) as a result of Parent’s receipt of an Acquisition Proposal that was not made in violation of Section 5.13 and that the board of directors of Parent has determined in good faith, after consultation with Parent’s legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement and that was neither known to Parent or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Parent Intervening Event”), the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.3(c), Parent shall provide Company with four (4) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Parent Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Parent Acquisition Proposal, the information required by Section 5.13(b) and, in the case of a Parent Intervening Event, the material facts and circumstances related to the applicable Parent Intervening Event), and during such four (4) business day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with

Company in good faith (to the extent the Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Parent’s board of directors to effect such withdrawal or modification, and (ii) Parent shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Parent Board Recommendation.

(d) Nothing contained in this Agreement will prohibit Parent or its board of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or its board of directors pursuant to Rules 14d-9 and 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements.

5.4 Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Parent will promptly provide the other party with copies of: (a) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and (e) any material notice, report or other document received from any Governmental Body. Each party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Parent and Company.

5.5 Regulatory Approvals and Related Matters. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and Company shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.6 Director Indemnification and Insurance.

(a) From and after the Effective Time, Parent will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns; provided, however, that the Company directors and officers which become directors and officers of the Surviving Corporation will enter into the Surviving Corporation’s standard indemnification agreement which will supersede any other contractual rights to indemnification. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b) Effective as of the Effective Time, Company will maintain the effectiveness of a “tail” policy on Company’s existing directors and officers’ liability insurance policy for a period of six (6) years.

(c) Effective as of the Effective Time, Parent will secure a “tail” policy on Parent’s existing directors for a period of six (6) years.

(d) This Section 5.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation and the parties indemnified hereby, and will be binding on all successors and assigns of the Surviving Corporation.

5.7 Notification of Certain Matters.

(a) Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 6.2(a) and 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

(b) Each of Company and Parent will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

5.8 Interim Financial Statements. As promptly as possible following the last day of each fiscal month end after the date hereof until the Effective Time, and in any event within thirty (30) days after the end of each such fiscal month end, Company will deliver to Parent the consolidated balance sheet of Company and the related consolidated statements of income, changes in stockholders’ equity and cash flows of Company for the one-month period then ended and for the period then ended since the date of the Company Balance Sheet (collectively, the “Interim Financial Statements”). The Interim Financial Statements will be prepared so as to present fairly, in all material respects, the consolidated financial condition, retained earnings, assets and liabilities of Company as of the date thereof.

5.9 Public Announcements. Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any public disclosure, without the consent or review of Company.

5.10 Conveyance Taxes. Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

5.11 Board of Directors and Officers of Parent. Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of one individual designated by Parent (the “Parent Appointee”) and six individuals designated by Company (the “Company Appointees”) in the classes set forth on Schedule 5.11 to be provided prior to the date of the Proxy Statement/Prospectus/Information Statement and will, prior to the Company sending the Information Statement, provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Parent effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements. Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on Parent’s standard form, within fifteen (15) days of their appointment. The executive officers of Parent immediately after the Effective Time will be those set forth in Schedule 5.11 (and such individuals will be identified prior to the Company sending the Information Statement).

5.12 Non-Solicitation by Company.

(a) During the Pre-Closing Period, Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly,

to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Company Stockholder Approval, this Section 5.12(a) will not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and financial advisor, Company’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) neither Company nor any Representative of Company (or its Subsidiaries) will have breached this Section 5.12(a), (2) the board of directors of Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (3) at least two (2) business days prior to furnishing any such information to, or entering into discussions with, such Person, Company gives Parent written notice of the identity of such Person and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no more favorable to Company than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company (an “Acceptable Company Confidentiality Agreement”), and (4) at least two (2) business days prior to furnishing any such information to such Person, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 5.12, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.12 by Company for purposes of this Agreement.

(b) Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Parent informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

5.13 Non-Solicitation by Parent.

(a) During the Pre-Closing Period, Parent will not and will not authorize or permit any of its Subsidiaries or any Representative of Parent or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Parent Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Parent Stockholder Approval, this Section 5.13(a) will not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and financial advisor, Parent’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) neither Parent nor any Representative of Parent (or its Subsidiaries) will have breached this Section 5.13(a), (2) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Parent to comply with its fiduciary obligations to the Parent’s stockholders under applicable Legal Requirements, (3) at least two (2) business days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement on terms no more favorable to Parent than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent as well as customary “standstill” provisions (an, “Acceptable Parent Confidentiality Agreement”) (4) at least two (2) business days prior to furnishing any such information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that in the event any Representative of Parent (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Parent (or its Subsidiaries), takes any action that, if taken by Parent (or its Subsidiaries), would constitute a breach of this Section 5.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.13 by Parent for purposes of this Agreement.

(b) Parent will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Parent or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Parent will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) Parent will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

5.14 Financing Agreement. The Financing Agreement will not be amended or modified in any manner except as provided for therein. As of the date hereof, the Financing Agreement is in full force and effect and, (i) to the knowledge of Company, represents a valid, binding and enforceable obligation of Company except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity and (ii) to the knowledge of Parent, represents a valid, binding and enforceable obligation of Parent except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The aggregate gross proceeds to Parent contemplated by the Financing Agreement equal $20 million as further set forth therein, and the number of securities to be issued in connection therewith is set forth therein (subject to adjustment as provided in Section 1.12(b)).

5.15 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; and (b) the number of other derivative securities (if any) with respect to Company Capital Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16 Parent Certificate of Amendment. Immediately prior to the Effective Time, Parent will file the Parent Certificate of Amendment in substantially the form of Exhibit D with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

5.17 Termination of Company Stockholder and Other Related Agreements. Prior to the Closing Date, Company will obtain the necessary written consent of its stockholders to, effective upon the Closing Date, terminate the following agreements to which the Company and certain of its stockholders are a party: (i) Stockholder Agreement, dated as of November 25, 2015, as amended pursuant to that certain First Amendment to Stockholder Agreement, dated as of July 13, 2016, and by that certain Second Amendment to Stockholder Agreement, dated July 28, 2017 and (ii) Registration Rights Agreement, dated November 25, 2015.

5.18 Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Option Plan. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Company Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Company Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.18(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’ board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.18(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(b) Parent will file with the SEC, as soon as practicable (and in any event within 10 Business Days) after the Effective Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.18(a), to the extent permitted by federal securities laws, and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.

(c) Within twenty (20) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent.

5.19 Allocation Certificate. Company will prepare and deliver to Parent at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (a) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number and type of shares of Company Capital Stock owned by each such Company Stockholder, and (b) the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger (the “Allocation Certificate”).

5.20 Employee Benefit Matters.

(a) All employees of the Company and the Acquired Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company and the Acquired Company to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially similar to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s and each Acquired Company’s benefit plans. All employees of the Company and each Acquired Company shall be given credit for all service with the Company (or service credited by the Company) for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs, policies and arrangements and employment policies maintained by Parent in which they become participants. No employees of the Company or of any Acquired Company (or their dependents) shall be excluded from, or limited in, receiving any benefits or participating in a group health plan of Parent for which they would otherwise be eligible by reason of any waiting period, evidence of insurability requirement, pre-existing condition exclusion or similar limitation other than limitations or waiting periods that are already in effect with respect to such individuals to the extent not satisfied as of the Effective Time under the corresponding Company Employee Plan.

(b) At Parent’s request, Company will terminate any or all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “Company 401(k) Plan”), with such termination to be effective as of the day immediately preceding the Closing Date and reflected in resolutions of Company’s board of directors. The form and substance of such resolutions will be subject to the prior review and approval of Parent. For purposes of clarity, participation in any Company 401(k) Plan for which no request has been made by Parent on or prior to the day immediately prior to the Closing Date will not be terminated by Company.

5.21 Stockholder Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Parent shall promptly notify Company of any litigation brought, or threatened, against Parent and/or members of the board of directors of Parent or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Company shall promptly notify Parent of any litigation brought, or threatened, against Company and/or members of the board of directors of Company or any of its officers relating to the Transactions or otherwise and shall keep Parent informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.22 Company and Parent Disclosure Schedules. Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.2(a) and 6.3(a) of this Agreement.

5.23 Tax Matters.

(a) Parent, Merger Sub and Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.24 Post-Merger Voting Agreements. At or immediately following the Effective Time, Parent and any holder of shares of Parent Common Stock representing more than 19.5% of the issued and outstanding Parent Common Stock as of the Effective Time (such percentage, the “Voting Threshold”) then required by laws or regulations applicable to such holder limiting its ability to vote shares of Parent Common Stock in excess of the Voting Threshold, will enter into either a mutually agreeable voting agreement or a mutually agreeable voting trust arrangement pursuant to which certain members of Parent’s management will be delegated the authority to vote the applicable number of shares of Parent Common Stock held by such holder in excess of the Voting Threshold in proportion to all other votes cast by such Parent stockholders at any Parent stockholder meeting.

5.25 Reverse Split. Parent shall submit to the holders of Parent Common Stock at the Parent Stockholders’ Meeting a proposal to approve and adopt Parent Certificate of Amendment authorizing the Board of Directors of Parent to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and Company (the “Reverse Split”) and within the range approved by the holders of Parent Common Stock. Parent shall cause the Reverse Split to be implemented and take effect immediately prior to the Effective Time.

5.26 Listing. Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of NASDAQ CM, to prepare and submit to NASDAQ CM a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on NASDAQ CM (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations. The Company will cooperate with Parent as reasonably requested by Parent with respect to the NASDAQ Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.26.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions To Obligation Of Each Party To Effect The Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, illegal;

(b) Reserved.

(c) Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(d) Stockholder Approvals. This Agreement will have been duly adopted and the Merger will have been duly approved by the Company Stockholder Approval and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

6.2 Additional Conditions to Obligations Of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Company (i) set forth in Section 2.2 (Capital Structure) and 2.3 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 2.2 (Capital Structure) and 2.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Company Material Adverse Effect; provided that, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded. Parent will have received a certificate to such effect signed by an officer of Company. For purposes of clarity, the transactions contemplated by Article 1 of this Agreement shall not constitute a breach of the representations and warranties of Company set forth in Section 2.2 (Capital Structure).

(b) Agreements and Covenants. Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent will have received a certificate to such effect signed by and officer of Company.

(c) Consents Obtained. Parent will have received evidence, in form and substance satisfactory to it, that all Consents listed on Schedule 6.2(c) required to be obtained, and all filings required to be made, by Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Company.

(d) Company Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e) Other Deliveries. Parent will have received such other certificates and instruments (including without limitation certificates of good standing of Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by this Agreement.

(f) FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, in substantially the form of Exhibit E attached hereto, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit E attached hereto, dated as of the Closing Date and executed by Company.

(g) Allocation Certificate. The Chief Financial Officer of Company will have executed and delivered to Parent the Allocation Certificate.

(h) Termination of Contracts. Company will have delivered to Parent evidence in form and substance satisfactory to Parent that the Contracts listed in Section 5.17 have been terminated.

(i) Additional Parent Funding. The Financing Agreement will continue to be in full force and effect and the Additional Parent Funding will be capable of being consummated immediately following the Effective Time pursuant to the terms of the Financing Agreement.

(j) Company Board of Directors Resignation Letters. Parent will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Company contemplated by Section 5.11, pursuant to which each such person will resign as a member of the board of directors of Company immediately following the Effective Time.

(k) Company Lock-up Agreements. The Company Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(l) Preferred Stock Conversion. Company shall have effected a conversion of all shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time.

6.3 Additional Conditions to Obligations Of Company. The obligation of Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 3.2 (Capital Structure) and 3.3 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 3.2 (Capital Structure) and 3.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect; provided that, for purposes of this clause (ii), all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded.

Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b) Agreements and Covenants. Parent will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of Parent.

(c) Consents Obtained. Company will have received evidence, in form and substance satisfactory to it, that all Consents listed on Schedule 6.3(c) required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Parent.

(d) Parent Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect, that is continuing.

(e) Parent Board of Directors Resignation Letters. Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent contemplated by Section 5.11, pursuant to which each such person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(f) Company Appointees. Each of the Company Appointees shall have been duly elected to the board of directors of Parent per Schedule 5.11.

(g) NASDAQ Listing. Shares of Parent Common Stock shall have been approved for listing on the NASDAQ CM as of the Closing and the NASDAQ Listing Application shall have been approved.

(h) Registration Rights Agreement. Parent shall have delivered a fully executed and duly authorized copy of the Registration Rights Agreement to Company.

(i) Amended and Restated Investors’ Rights Agreement. On or prior to the Effective Time, Parent shall have terminated that certain Fourth Amended and Restated Investors’ Rights Agreement, dated September 22, 2014, by and among Parent and the Persons signatory thereto.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:

(a) by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b) by either Parent or Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(c) by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if the Company Stockholder Approval has not been obtained by the Company Vote Deadline (provided that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party where the failure to obtain the Company Stockholder Approval will have been caused by the action or failure to act of such party in breach of this Agreement);

(e) by either Parent or Company, if the Parent Stockholder Approval contemplated by this Agreement will not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(e) will not be available to any party where the failure to obtain the Parent Stockholder Approval will have been caused by the action or failure to act of such party in breach of this Agreement); provided, however, that Parent’s adjournment of the Parent Stockholders’ Meeting will not result in a failure to obtain the requisite vote under this Section 7.1(e) unless Parent does not obtain the Parent Stockholder Approval prior to the date sixty (60) days after the date that the initial Parent Stockholders’ Meeting is held; provided, however, that Parent may not terminate this Agreement pursuant to Section 7.1(b) until sixty five (65) days after the date that the initial Parent Stockholders’ Meeting is held; provided further that if the Parent Board Recommendation is withdrawn or modified in a manner adverse to Company, the Company may terminate this Agreement pursuant to this Section 7.1(e) before that date that is sixty (60) days after the date that the initial Parent Stockholders’ Meeting is held;

(f) by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(f); provided, further that no termination may be made pursuant to this Section 7.1(f) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 7.1(d));

(g) by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(g); provided, further that no termination may be made pursuant to this Section 7.1(g) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.1(e));

(h) by Company, if there will have occurred any Parent Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Parent Material Adverse Effect is not cured within fifteen (15) days; or

(i) by Parent, if there will have occurred any Company Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Company Material Adverse Effect is not cured within fifteen (15) days.

7.2 Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.2, and 7.3 and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.2, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement). No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 7, survive termination of this Agreement in accordance with its terms.

7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated (provided, however, that if the Merger is consummated, such fees and expenses will be paid by such party out of its own cash on hand prior to the Effective Time).

(b) Company will pay to Parent a termination fee in an amount in cash equal to (i) $1,250,000 in the event that this Agreement is terminated pursuant to Section 7.1(d), such fee to be paid within two (2) Business Days after such termination, and (ii) an additional $250,000 in the event an Acquisition Proposal with respect to Company has been publicly announced, disclosed or otherwise communicated to Company’s board of directors and, within 12 months after the date of such termination, Company enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, such fee to be paid not later than two (2) Business days after the Acquisition Transaction is consummated.

(c) Parent will pay to Company a termination fee in an amount in cash equal to (i) $1,250,000 in the event that this Agreement is terminated pursuant to Section 7.1(e), such fee to be paid within two (2) Business Days after such termination, and (ii) an additional $250,000 in the event an Acquisition Proposal with respect to Parent has been publicly announced, disclosed or otherwise communicated to Parent’s board of directors and, within 12 months after the date of such termination, Parent enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, such fee to be paid not later than two (2) Business days after the Acquisition Transaction is consummated.

(d) In addition to the fee set forth in Section 7.3(b)(i) above, Company shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Parent for all fees and expenses (up to $250,000 in the aggregate) incurred by Parent and Merger Sub in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.1(d) or if Parent terminates this Agreement pursuant to Section 7.1(f).

(e) In addition to the fee set forth in Section 7.3(c)(i) above, Parent shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Company for all fees and expenses (up to $250,000 in the aggregate) incurred by Company in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.1(e) or if the Company terminates this Agreement pursuant to Section 7.1(g).

(f) If Company fails to pay when due any amount payable by Company under this Section 7.3, then (i) Company will reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) Company will pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. If Parent fails to pay when due any amount payable by Parent under this Section 7.3, then (i) Parent will reimburse Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Company of its rights under this Section 7.3, and (ii) Parent will pay to Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Company in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)   If to Parent or Merger Sub:

Neothetics, Inc.

9171 Towne Centre Drive, Suite 250

San Diego, CA 92122

Attn: Susan Knudson

E-Mail: sknudson@neothetics.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive

11th Floor

San Diego, CA 92130

Attn.: Michael S. Kagnoff

E-Mail: Michael.kagnoff@dlapiper.com

(b)   If to Company:

Evofem Biosciences, Inc.

12400 High Bluff Drive

Suite 600

San Diego, CA 92130

Attn: Jay File

E-Mail: jfile@evofem.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, CA 92130

Attn.: Adam C. Lenain

E-Mail: aclenain@mintz.com

8.2 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

8.6 Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; and (iv) the respective successors and assigns (if any) of the foregoing. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

8.7 Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.6 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

8.8 Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

8.9 Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each party to this Agreement agree that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

8.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.12 Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.13 Cooperation. In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Saundra Pelletier and Jay File after reasonable inquiry. The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Susan Knudson after reasonable inquiry. For purposes of this Section 8.14(e), “reasonable inquiry” by any individual will be deemed to mean obtaining actual knowledge of the following: (i) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his or her personal files, (ii) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic) contained in books and records of such person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, and (iii) knowledge that could be obtained from reasonable inquiry of an individual’s direct reports.

8.15 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

NEOTHETICS, INC.

By:	/s/ Susan A. Knudson
Name: Susan A. Knudson
Title: Chief Financial Officer

NOBELLI MERGER SUB, INC.

By:	/s/ Susan A. Knudson
Name: Susan A. Knudson
Title: President

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

EVOFEM BIOSCIENCES, INC.

By:	/s/ Saundra Pelletier
Name: Saundra Pelletier
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Companies” mean Parent and Merger Sub.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (but excluding the Financing):

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 15% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries); or

(c) any liquidation or dissolution of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board Recommendation” mean the Company Board Recommendation or the Parent Board Recommendation, as applicable.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Diego, California are authorized or required by applicable Legal Requirements to close.

“Company Budget” means the budget of the Company attached as Schedule 4.1 of the Company Disclosure Schedule.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock on an as converted to Company Common Stock basis and the Company Series D Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

Exhibit A-1

“Company Common Exchange Ratio” means, calculated to the nearest 1/10,000 of a share, the quotient obtained by dividing the (A) Company Common Merger Shares by (B) the number of Company Common Exchange Ratio Outstanding Shares.

“Company Common Exchange Ratio Outstanding Shares” means the total number of shares of Company Common Stock, outstanding immediately prior to the Effective Time (on an as converted to Company Common Stock basis with respect to any shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock) and assuming the cashless exercise of the Investor Pre-Closing Warrant and any other Company Warrants (excluding the Company Series D Warrant).

“Company Common Merger Shares” means that number of Company Merger Shares equal to the difference of (i) the aggregate number of Company Merger Shares minus (ii) the number of Company Series D Preference Merger Shares.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Parent on the date of this Agreement.

“Company IP Rights” mean all IP Rights owned solely or co-owned by an Acquired Company or in which an Acquired Company has any right, title or interest and which are used by an Acquired Company in the ordinary course of its business.

“Company Lock-up Agreement Signatories” means Saundra Pelletier, Jay File and Thomas Lynch.

“Company Material Adverse Effect” means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquired Companies taken as a whole; (ii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of the Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

“Company Merger Shares” means 82,893,740 shares of Parent Common Stock.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Plan” means the Company’s Amended and Restated 2012 Equity Incentive Plan.

“Company Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock.

Exhibit A-2

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, $0.001 per share.

“Company Series B Preferred Stock” means the Series B Preferred Stock of the Company, $0.001 per share.

“Company Series C Preferred Stock” means the Series C Preferred Stock of the Company, $0.001 per share.

“Company Series C-1 Preferred Stock” means the Series C-1 Preferred Stock of the Company, $0.001 per share.

“Company Series D Preferred Stock” means the Series D Preferred Stock of the Company, $0.001 per share.

“Company Series D Exchange Ratio” means, calculated to the nearest 1/10,000 of a share, the quotient obtained by dividing the (A) Company Series D Preference Merger Shares by (B) the number of issued and outstanding shares of Company Series D Preferred Stock as of immediately prior to the Effective Time.

“Company Series D Preference Amount” means the amount in United States Dollars calculated as of the Effective Time payable to the holders of the Company Series D Preferred Stock pursuant to Section 2(a) of Article IV(B) of Company’s Third Amended and Restated Certificate of Incorporation in connection with the consummation of the Merger, which, assuming the Effective Time takes place on December 31, 2017 and that the final investment of $2.5 million pursuant to the Series D PurchaseAgreement was received on October 1, 2017, equals $85,291,178.

“Company Series D Preference Merger Shares” that number of Company Merger Shares, rounded up to the nearest whole share, equal to the quotient of (A) the Series D Preference Amount divided by (B) $2.0677.

“Company Series D Purchase Agreement” means that certain Series D Purchase Agreement, dated July 13, 2016, by and between the Company and Woodford Investment Management Limited as amended by that certain Amendment No. 1 to the Series D Preferred Stock Purchase Agreement, dated July 28, 2017, by and between the Company and Woodford Investment Management Limited.

“Company Series D Warrant” means those certain Company Warrants to purchase “Next Equity Securities” (as defined therein) issued to Woodford Investment Management LLP, as agent for and on behalf of (1) CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund, (2) Woodford Patient Capital Trust plc, (3) Omnis Income & Growth Fund, a sub-fund of Omnis Portfolio Investments ICVC exercisable to purchase Next Equity Securities (as defined therein) at an exercise price equal to the price per share paid by the New Investors (as defined therein) in a Next Equity Financing (as defined therein).

“Company Stockholders” mean the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Support Agreement Signatories” mean: (a) Invesco Asset Management Limited acting as agent for and on behalf of its discretionary managed clients identified on Annex A thereto, (b) Woodford Investment Management Limited, acting as agent for and on behalf of its discretionary managed clients identified on Annex A thereto, and (c) Brickhaven II, LLC.

Exhibit A-3

“Company Warrant” means the warrants to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out-Licenses.

“End Date” means the date that is four (4) months after the date of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“FDA” means the United States Food and Drug Administration.

“Financing” means the sale and issuance of equity securities, in connection with the Additional Parent Funding, which funding, in each case, is consistent with the terms and conditions hereof and of the Financing Agreement.

“Financing Agreement Signatories” means the Investor, Parent and Company.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to all holders of Company Series D Preferred Stock and Company Common Stock in the Merger, including all shares of Parent Common Stock to be issued in exchange for all other shares of Company Series D Preferred Stock and Company Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

Exhibit A-4

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investor” means Invesco Asset Management Limited, acting as agent for and on behalf of certain of its discretionary managed clients.

“IP Rights” mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Merger Sub Common Stock” means the Common Stock, $0.001 par value per share, of the Merger Sub.

“NASDAQ CM” means The Nasdaq Capital Market.

“Order” means any order, writ, injunction, judgment or decree.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent IP Rights” mean all IP Rights owned solely or co-owned by Parent or in which Parent has any right, title or interest.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries taken as a whole; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may

Exhibit A-5

constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; and (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Parent or Merger Sub to consummate the Merger or to perform any of its covenants or obligations under this Agreement.

“Parent Outstanding Shares” means, subject to Section 1.6(g), the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time (on an as converted to Parent Common Stock basis.

“Parent Stock Option Plans” mean the Parent Stock Option Plan and 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan.

“Parent Warrant” means any warrant outstanding prior to the Effective Time to purchase shares of Parent Capital Stock.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

“Proxy Statement/Prospectus/Information Statement” shall mean the proxy statement/prospectus/information statement to be sent to Company’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Company Stockholder Written Consent) and to Parent’s stockholders in connection with the Parent’s Stockholders’ Meeting.

“Registration Rights Agreement” means that certain Registration Rights Agreement, by and among, Parent and the Registration Rights Holders in the form attached hereto as Exhibit G.

“Registration Rights Holders” means Investor, Woodford Investment Management Limited (acting on behalf of certain of its discretionarily managed clients) and certain holders of Parent Common Stock set forth on the signature pages to the Registration Rights Agreement.

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other Affiliates.

“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2016, including all amendments thereto.

Exhibit A-6

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of capital stock of either Parent or Company, as applicable, on terms that the board of directors of either Parent or Company, as applicable, determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to its stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer will not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acceptable Company Confidentiality Agreement”	Section 5.12(a)
“Acceptable Parent Confidentiality Agreement”	Section 5.13(a)
“Additional Parent Funding”	Recitals
“Agreement”	Preamble
“Allocation Certificate”	Section 5.19
“Certificate of Merger”	Section 1.2
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 2.12(f)
“Code”	Recitals
“Company”	Preamble

Exhibit A-7

Defined Word	Section of Agreement
“Company 401(k) Plan”	Section 5.20(b)
“Company Appointees”	Section 5.11
“Company Balance Sheet”	Section 2.5(a)
“Company Board Recommendation”	Section 5.2(b)
“Company Contract”	Section 2.16(b)
“Company Disclosure Schedule”	Article 2
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14(c)
“Company Financials”	Section 2.5(a)
“Company Lock-up Agreements”	Recitals
“Company Owned IP Rights”	Section 2.8(d)
“Company Permits”	Section 2.9(b)
“Company Stock Certificate”	Section 1.9
“Company Stockholder Approval”	Section 2.3(a)
“Company Stockholder Matters”	Section 5.2(a)
“Company Support Agreements”	Recitals
“Company Vote Deadline”	Section 5.2(a)
“Company Written Consent”	Section 5.2(a)
“Confidentiality Agreement”	Section 5.4
“Delay Period”	Section 5.26
“Delaware Law”	Section 1.1
“Determination Letter”	Section 2.12(b)
“Dissenting Shares”	Section 1.7
“Effective Time”	Section 1.2
“ERISA”	Section 2.12(a)
“ERISA Affiliate”	Section 2.12(a)
“Exchange Act”	Section 2.3(d)
“Exchange Agent”	Section 1.8(a)
“Exchange Fund”	Section 1.8(a)
“Financing Agreement”	Recitals
“GAAP”	Section 2.5(a)
“Hazardous Material”	Section 2.14(a)
“Hazardous Material Activities”	Section 2.14(b)
“HIPAA”	Section 2.12(f)
“HMO”	Section 2.12(k)
“Investor Pre-Closing Warrant”	Recitals
“Insurance Policies”	Section 2.18(a)
“Interim Financial Statements”	Section 5.8
“Knowledge of Company”	Section 8.14(e)
“Knowledge of Parent”	Section 8.14(e)
“Merger”	Recitals
“Merger Consideration”	Section 1.6(a)(ii)
“Merger Sub”	Preamble
“NASDAQ Listing Application”	Section 5.26
“Out Licenses”	Section 2.8(c)
“Parent”	Preamble
“Parent Appointee”	Section 5.11
“Parent Board Recommendation”	Section 5.3(b)
“Parent Change in Recommendation”	Section 5.3(c)
“Parent Certificate of Amendment”	Section 1.4(c)

Exhibit A-8

Defined Word	Section of Agreement
“Parent Common Stock”	Section 1.6(a)(i)
“Parent Contract”	Section 3.12(b)
“Parent Employee Plans”	Section 3.10(a)
“Parent Financials”	Section 3.5(c)
“Parent Intervening Event”	Section 5.3(c)
“Parent Preferred Stock”	Section 3.2(a)
“Parent Stockholder Approval”	Section 3.3(a)
“Parent Stockholder Approval Matters”	Section 5.3(a)
“Parent Stockholders’ Meeting”	Section 5.3
“Party” or “Parties”	Preamble
“Pre-Closing Period”	Section 4.1
“Post-Merger Series D Warrant”	Section 1.6(f)
“Reverse Split”	Section 5.25
“SEC”	Section 2.3(d)
“Securities Act”	Section 2.3(d)
“Surviving Corporation”	Section 1.1
“Tax Returns”	Section 2.7(a)
“Voting Threshold”	Section 5.24

Exhibit A-9

Exhibit G

[                ], INC.1

REGISTRATION RIGHTS AGREEMENT

DATED AS OF                , 2017

[1]	Note: Name of Company to be updated per Certificate Amendment and Section 1.4 of the Merger Agreement.

[                ], INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [                    ], 2017, by and among [                    ], Inc., a Delaware corporation (the “Company”), and the signatories hereto (each such party, together with any Person (as defined below) who hereafter becomes a party to this Agreement, a “Holder” and collectively, the “Holders”). The Company and the Holders are referred to collectively herein as the “Parties.”

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment advisor to which is such Person or an Affiliate thereof); provided, that for purposes of this Agreement, no Holder shall be deemed an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Approved Transferee” means any Affiliate of any Holder who acquires Registrable Securities from such Holder.

“Alternative Transaction” means the sale of Registrable Securities constituting less than 3% of Company Common Stock then outstanding to one or more purchasers in a registered transaction without a prior marketing process by means of (a) a bought deal, (b) a block trade, (c) a direct sale or (d) any other transaction that is registered pursuant to a Shelf Registration that is not a firm commitment underwritten offering.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company as amended from time to time.

“Chosen Courts” has the meaning set forth in Section 8(d).

“Close of Business” means 5:00 p.m. Eastern Time.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Notice” has the meaning set forth in Section 2(a)(iii).

“Demand Eligible Holder” has the meaning set forth in Section 2(b)(i).

“Demand Eligible Holder Request” has the meaning set forth in Section 2(b)(i).

“Demand Notice” has the meaning set forth in Section 2(b)(i).

“Demand Registration” has the meaning set forth in Section 2(b)(i).

“Demand Registration Statement” has the meaning set forth in Section 2(b)(i).

“Determination Date” has the meaning set forth in Section 2(a)(viii).

“Effectiveness Period” has the meaning set forth in Section 2(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” shall mean, with respect to any natural Person, such Person’s parents, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) and descendants (whether or not adopted) and any trust, family limited partnership or limited liability company that is and remains solely for the benefit of such Person and such Person’s spouse (but not including a former spouse or a spouse from whom such Person is legally separated) and/or descendants.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1 Shelf” has the meaning set forth in Section 2(a)(i).

“Form S-3 Shelf” has the meaning set forth in Section 2(a)(i).

“Holder” has the meaning set forth in the preamble. A Person shall cease to be a Holder hereunder at such time as it ceases to hold any Registrable Securities.

“Holders of a Majority of Included Registrable Securities” means Holders of a majority of the Registrable Securities included in the Registration Statement or public offering.

“Indemnified Persons” has the meaning set forth in Section 6(a).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433, relating to an offer of the Registrable Securities.

“Losses” has the meaning set forth in Section 6(a).

“Maximum Offering Size” has the meaning set forth in Section 2(a)(iv).

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of October [        ], 2017, by and among the Company, a Delaware corporation, Nobelli Merger Sub, Inc., a Delaware corporation and Evofem Biosciences, Inc., a Delaware corporation.

“Merger Effective Date” means the effective date on which the merger of Nobelli Merger Sub, Inc. with and into Evofem Biosciences, Inc. in accordance with the terms of the Merger Agreement is consummated.

“Other Registrable Securities” means (a) Company Common Stock, (b) any securities issued or issuable with respect to, on account of or in exchange for Company Common Stock, whether by stock split, stock dividend, recapitalization, merger, consolidation or other reorganization, charter amendment or otherwise and (c) any options, warrants or other rights to acquire, and any securities received as a dividend or distribution in respect of, any of the securities described in clauses (a) and (b) above, in each case held by any other Person who has rights to participate in any offering of securities by the Company pursuant to a registration rights agreement or other similar arrangement with the Company or any direct or indirect parent of the Company relating to the Company Common Stock (which shall not include this Agreement).

“Parties” has the meaning set forth in the preamble.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Eligible Holders” has the meaning set forth in Section 2(c)(i).

“Piggyback Notice” has the meaning set forth in Section 2(c)(i).

“Piggyback Registration” has the meaning set forth in Section 2(c)(i).

“Piggyback Registration Statement” has the meaning set forth in Section 2(c)(i).

“Piggyback Request” has the meaning set forth in Section 2(c)(i).

“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or known to the Company to be threatened.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A), all amendments and supplements to the Prospectus, including post-effective amendments, all material incorporated by reference or deemed to be incorporated by reference in such Prospectus and any Issuer Free Writing Prospectus.

“Public Offering” means any sale of shares of Company Common Stock to the public pursuant to a public offering registered (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 is applicable) under the Securities Act.

“Qualified Holder” means one or more Holders who beneficially own in the aggregate 20% or more of the outstanding shares of Company Common Stock as of the date of determination.

“Registrable Securities” means (a) any Company Common Stock, (b) any securities issued or issuable with respect to, on account of or in exchange for Company Common Stock, whether by stock split, stock dividend, recapitalization, merger, consolidation or other reorganization, charter amendment or otherwise and (c) any options, warrants or other rights to acquire, and any securities received as a dividend or distribution in respect of, any of the securities described in clauses (a) and (b) above, in each case that are held by the Holders and their Affiliates or any transferee or assignee of any Holder or its Affiliates and originally issued to the Holder pursuant to the Merger Agreement and/or the Financing Agreement, including, without limitation the Company Common Stock issuable upon exercise of the Post-Merger Series D Warrant (as those terms are defined in the Merger Agreement), all of which securities are subject to the rights provided herein until such rights terminate pursuant to the provisions of this Agreement. As to any particular Registrable Securities, such securities shall not be Registrable Securities when (i) a Registration Statement registering such Registrable Securities under the Securities Act has been declared effective and such Registrable Securities have been sold, transferred or otherwise disposed of by the Holder thereof pursuant to such effective Registration Statement, (ii) such Registrable Securities are sold, transferred or otherwise disposed of pursuant to Rule 144, (iii) such securities cease to be outstanding, or (iv) such securities have become eligible for sale by the applicable Holder pursuant to Rule 144 without any restriction on the volume or manner of such sale and all restrictive legends and stop transfer instructions have been removed with respect to all book entries representing the applicable Registrable Securities.

“Registration Expenses” has the meaning set forth in Section 5.

“Registration Statement” means a registration statement of the Company filed with or to be filed with the Commission under the Securities Act and other applicable law, including an Automatic Shelf Registration Statement, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Related Person” has the meaning set forth in Section 8(m).

“Representatives” of a Holder means its partners, shareholders, members, directors, officers, employees, agents, counsel, accountants, consultants, investment advisers or other professionals or representatives, or its affiliates or wholly owned subsidiaries.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 145” means Rule 145 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 430A” means Rule 430A promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 433” means Rule 433 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Seasoned Issuer” means an issuer eligible to use Form S-3 under the Securities Act and who is not an “ineligible issuer” as defined in Rule 405.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and related legal and other fees of a Holder not included within the definition of Registration Expenses.

“Shelf Period” has the meaning set forth in Section 2(a)(i).

“Shelf Public Offering Requesting Holder” has the meaning set forth in Section 2(a)(ii).

“Shelf Registration” means the registration of an offering of Registrable Securities on a Form S-1 Shelf or a Form S-3 Shelf, as applicable, on a delayed or continuous basis under Rule 415, pursuant to Section 2(a)(i).

“Shelf Registration Statement” has the meaning set forth in Section 2(a)(i).

“Shelf Takedown Notice” has the meaning set forth in Section 2(a)(iii).

“Subsidiary” means, when used with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, (a) of which such Person or any other

Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Suspension Period” has the meaning set forth in Section 2(e).

“Trading Market” means the principal national securities exchange in the United States on which Registrable Securities are (or are to be) listed.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2(b)(ii).

“WKSI” means a “well known seasoned issuer” as defined under Rule 405 and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also a Seasoned Issuer.

“WKSI Date” has the meaning set forth in Section 2(a)(viii).

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections, paragraphs and clauses refer to Sections, paragraphs and clauses of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall be deemed to refer to such law or statute as amended or supplemented from time to time and shall include all rules and regulations and forms promulgated thereunder, and references to any law, rule, form or statute shall be construed as including any legal and statutory provisions, rules or forms consolidating, amending, succeeding or replacing the applicable law, rule, form or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

2. Registration.

(a) Shelf Registration.

(i) Filing of Shelf Registration Statement. No later than sixty (60) days after the Merger Effective Date, (x) the Company shall file a Registration Statement for a Shelf Registration on Form S-3 (or any successor to Form S-3) covering the resale of all of the Registrable Securities held by the Holders (the “Form S-3 Shelf”), or (y) if the Company is not a Seasoned Issuer or WKSI at the time of filing, the Company shall file a Registration Statement for a Shelf Registration on Form S-1 (or any successor to Form S-1) (the “Form S-1 Shelf” and, together with the Form S-3 Shelf, the “Shelf Registration Statement”). In the event that the Company files such Shelf Registration Statement on a Form S-1 Shelf and thereafter becomes a Seasoned Issuer or WKSI, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf to a Form S-3 Shelf (which shall be an Automatic Shelf Registration Statement if the Company is a WKSI) as soon as practicable after the Company becomes so eligible. Subject to the terms of this Agreement, including any applicable Suspension Period, the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event (x) no later than the fifteenth (15th) day following the filing of the Shelf Registration Statement in the event of no “review” by the Commission, (y) no later than the sixtieth (60th) day following the filing of the Shelf Registration Statement in the event of “limited review” by the Commission, or (z) in the event of a “review” by the Commission, the one hundred and twentieth (120th) day following the filing of the Shelf Registration Statement (the number of days in (x), (y) and (z) each being a “Review Period,” depending on the nature of the Commission’s review), and shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement are no longer Registrable Securities, including, to the extent a Form S-1 Shelf was converted to a Form S-3 Shelf and the Company thereafter became ineligible to use Form S-3, by filing a Form S-1 Shelf not later than twenty (20) Business Days after the date of such ineligibility and using its commercially reasonable efforts to have such Form S-1 declared effective as promptly as practicable (but in any event within the Review Period, depending on the nature of the Commission’s review) (the period during which the Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act in accordance with this clause (i), the “Shelf Period”). The Company shall notify the Holders named in the Shelf Registration Statement via facsimile or by e-mail of the effectiveness of the Shelf Registration Statement (unless an Automatic Shelf Registration Statement) as promptly as practicable, and in any event within twenty-four (24) hours, after the Company telephonically or otherwise confirms effectiveness with the Commission. The Company shall file a final Prospectus with the Commission to the extent required by Rule 424. The “Plan of Distribution” section of such Shelf Registration Statement shall provide for all permitted means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, Alternative Transactions, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering.

(ii) Underwritten Shelf Takedown. At any time during the Shelf Period (subject to any Suspension Period), any one or more Holders of Registrable Securities (such Holder, a “Shelf Public Offering Requesting Holder”) may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf Registration Statement (including, for the avoidance of doubt, a shelf registration filed pursuant to Section 2(a) or Section 2(b), each, an “Underwritten Shelf Takedown” which term shall not include an Alternative Transaction); and the Company shall within fifteen (15) Business Days of such request amend or supplement the Shelf Registration Statement and/or prepare and file related Prospectus supplement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to an Underwritten Shelf Takedown; provided, that, and subject to Section 2(a)(v) below, the Company shall not be obligated to effect (x) more than one (1) Underwritten Shelf Takedowns in any 12-month period for all Holders and (y) any Underwritten Shelf Takedown if the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such Underwritten Shelf Takedown (including, for the avoidance of doubt, the Registrable Securities of the Holders (other than the

Shelf Public Offering Requesting Holder) requested to be included therein pursuant to 2(a)(iii) below and the Other Registrable Securities to be sold in such Underwritten Shelf Takedown), in the good faith judgment of the managing underwriter(s) therefor, is less than $20 million.

(iii) Notice of Underwritten Shelf Takedown. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the class or series and the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Subject to Section 2(e) below, within three (3) days after receipt of any Shelf Takedown Notice except in the case of an Alternative Transaction (without regard to the 3% threshold), the Company shall give written notice of such requested Underwritten Shelf Takedown (which notice shall state the material terms of such proposed Underwritten Shelf Takedown, to the extent known, as well as the identity of the Shelf Public Offering Requesting Holder(s)) to all other Holders of Registrable Securities (the “Company Notice”) and, subject to the provisions of Section 2(a)(iv) and Section 2(e) below, shall include in such Underwritten Shelf Takedown all Registrable Securities of the same class or series as the Registrable Securities originally requested to be sold by the Shelf Public Offering Requesting Holder(s) with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after giving the Company Notice; provided, that any such Registrable Securities shall be sold subject to the same terms as are applicable to the Registrable Securities the Shelf Public Offering Requesting Holder(s) is requesting to sell.

(iv) Priority of Registrable Shares. If the managing underwriters for such Underwritten Shelf Takedown advise the Company and the Holders of Registrable Securities requested to be included in such Underwritten Shelf Takedown that in their reasonable view the number of Registrable Securities requested to be included in such Underwritten Shelf Takedown exceeds the number of Registrable Securities which can be sold in an orderly manner in such offering within the contemplated price range requested to be included in the Underwritten Shelf Takedown (the “Maximum Offering Size”), then the Company shall so advise all Holders of Registrable Securities requested to be included in such Underwritten Shelf Takedown, and shall include in such Underwritten Shelf Takedown the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities requested to be included in such Underwritten Shelf Takedown by the Holders, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included therein by each such Holder, up to the Maximum Offering Size, (B) second, any securities requested to be included in such Underwritten Shelf Takedown by the Company and (C) third, Other Registrable Securities requested to be included in such Underwritten Shelf Takedown to the extent permitted hereunder, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the respective Holders of such Other Registrable Securities on the basis of the number of securities requested to be included therein by each such Holder. For any Holder of Other Registrable Securities that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, Subsidiaries, parents and Affiliates of such Holder, or the estates and Family Members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such Other Registrable Securities shall be based upon the aggregate amount of securities requested to be included in such registration by all entities and individuals included in such Other Registrable Securities.

(v) Timing of Underwritten Shelf Takedowns. Subject to Section 2(a)(ii), the Company shall not be obligated to effect an Underwritten Shelf Takedown within sixty (60) days (or such shorter period specified in any applicable lock-up agreement entered into with underwriters) after the consummation of a previous Underwritten Shelf Takedown.

(vi) Selection of Bankers and Counsel. The Holders of a Majority of Included Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one (1) or more reputable nationally recognized investment banks reasonably satisfactory to the Company) and one (1) firm of counsel to represent all of the Holders (along with any reasonably necessary local counsel), in connection with such Underwritten Shelf Takedown; provided, that the Company shall select such investment banker(s) and manager(s) if Holders of a Majority of Included Registrable Securities cannot so agree on the same within twelve (12) Business Days of the Shelf Takedown Notice.

(vii) Withdrawal from Registration. Any Holder whose Registrable Securities were to be included in any such Underwritten Shelf Takedown pursuant to Section 2(a)(ii) or Section 2(a)(iii) may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder or Holders to include Registrable Securities in any future Underwritten Shelf Takedown(s), by written notice to the Company delivered prior to the pricing date of the relevant Underwritten Shelf Takedown.

(viii) WKSI Filing. Upon the Company first becoming a WKSI (the “WKSI Date”), (A) the Company shall give written notice thereof to all of the Holders who hold Registrable Securities as promptly as practicable but in no event later than ten (10) Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a WKSI, and (B) the Company shall, in accordance with the following sentence, register to the extent eligible under the applicable rules, under an Automatic Shelf Registration Statement, the sale of all Registrable Securities in accordance with the terms of this Agreement. The Company shall use its commercially reasonable efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than twenty (20) days after the WKSI Date, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities; provided, that, the failure of the Company to remain a WKSI after the filing of such Automatic Shelf Registration Statement shall not be deemed to be a breach of its obligations hereunder. The Company shall give written notice of filing such Registration Statement to all of the Holders who hold Registrable Securities as promptly as practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if it is reasonably likely that the Company will no longer be a WKSI (the “Determination Date”), as promptly as practicable but in no event later than ten (10) days after such Determination Date, the Company shall (1) give written notice thereof to all of the Holders and (2) file a Form S-3 Shelf, unless the Company is not then eligible to use Form S-3, in which case it shall use Form S-1 Shelf (or a post-effective amendment converting the Automatic Shelf Registration Statement to an appropriate form), covering all Registrable Securities, and use its commercially reasonable efforts to have such Registration Statement declared effective as promptly as practicable (but in any event within the applicable Review Period, depending on the nature of the Commission’s review) after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities, and keep such Registration Statement continuously effective under the Securities Act until there are no longer any Registrable Securities.

(ix) Adding Holders to Registration Statement. After the Registration Statement with respect to a Shelf Registration is declared or becomes effective but subject to the Suspension Period, upon written request by one or more Holders (which written request shall specify the amount of such Holders’ Registrable Securities to be registered), the Company shall, as promptly as practicable after receiving such request, (i) if it is a Seasoned Issuer or a WKSI, or if such Registration Statement is an Automatic Shelf Registration Statement, file a Prospectus supplement to include such Holders as selling stockholders in such Registration Statement or (ii) if it is not a Seasoned Issuer or a WKSI, or it is not able to add such Holders through a Prospectus supplement, file a post-effective amendment to the Registration Statement to include such Holders in such Shelf Registration and use commercially reasonable efforts to have such post-effective amendment declared effective.

(b) Demand Registration.

(i) At such time that the Shelf Registration Statement required pursuant to Section 2(a) is not available and subject to the terms and conditions of this Agreement, at any time and from time to time commencing 180 days after the Closing Date upon written notice to the Company (a ”Demand Notice”) delivered by a Qualified Holder(s) requesting that the Company effect the registration (a “Demand Registration”) under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act) of any or all of the Registrable Securities held by such Qualified Holder(s) (which offering is expected to yield aggregate gross proceeds of at least $40 million), the Company shall promptly (but in any event, not later than five (5) Business Days following the Company’s receipt of such Demand Notice) give written notice of the receipt of such Demand Notice to all other Holders that, to its knowledge, hold Registrable Securities (each, a “Demand Eligible Holder”). The Company shall within fifteen (15) Business Days of its receipt of such Demand Notice file the appropriate Registration Statement (the “Demand Registration Statement”) subject to Section 2(b)(ii) and use its commercially reasonable efforts to effect, at the earliest practicable date, the registration under the Securities Act and under the applicable state securities laws of (A) the Registrable Securities which the Company has been so requested to register by the Qualified Holder(s) in the Demand Notice, (B) all other Registrable Securities of the same class or series as those requested to be registered by the Qualified Holder(s) which the Company has been requested to register by the Demand Eligible Holders by written request (the “Demand Eligible Holder Request”) given to the Company within ten (10) Business Days after the giving of such written notice by the Company, and (C) any Registrable Securities to be offered and sold by the Company, in each case subject to Section 2(b)(ii), all to the extent required to permit the disposition (in accordance with the intended methods of disposition) of the Registrable Securities to be so registered. The Holders’ rights to request a Demand Registration set forth in this Section 2(b) shall not be exercisable at any time if the Company (i) (x) is not in violation of its obligations to file a Shelf Registration Statement pursuant to Section 2(a) or (y) has a currently effective Shelf Registration Statement covering all Registrable Securities in accordance with Section 2(a), and (ii) has otherwise complied with its obligations pursuant to this Agreement.

(ii) Demand Registration Using Form S-3. The Company shall effect any requested Demand Registration using Form S-3 whenever the Company is a Seasoned Issuer or a WKSI and is eligible to use such form under applicable rules, and shall use an Automatic Shelf Registration Statement if it is a WKSI. Subject to the terms and conditions of this Agreement, for so long as the Company remains a Seasoned Issuer or a WKSI, the Qualified Holder(s) shall have the right to make an unlimited number of requests for Demand Registration on Form S-3; provided that the Company shall not be obligated to effect (x) more than one (1)

Demand Registrations in any twelve-month period and (y) a registration pursuant to Section 2(b) unless the Registrable Securities requested to be registered by Qualified Holder(s), together with the Registrable Securities requested to be registered by the Demand Eligible Holders and Other Registrable Securities requested to be included, in such registration are expected to yield aggregate gross proceeds of at least $20 million.

(iii) Effectiveness of Demand Registration Statement. The Company shall use its commercially reasonable efforts to have the Demand Registration Statement declared effective by the Commission and keep the Demand Registration Statement continuously effective under the Securities Act for the period of time necessary for the underwriters or Holders to sell all the Registrable Securities covered by such Demand Registration Statement or such shorter period which will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold pursuant thereto (including by filing with the Commission a post-effective amendment or a supplement to the Demand Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Demand Registration Statement, in each case, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Demand Registration Statement or by the Securities Act, any state securities or “blue sky” laws, or any other rules and regulations thereunder or if otherwise necessary) (the “Effectiveness Period”). A Demand Registration requested pursuant to this Section 2(b) shall not be deemed to have been effected (A) if the Demand Registration Statement is withdrawn without becoming effective, (B) if the Demand Registration Statement has not been declared effective or does not remain effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of the Registrable Securities covered by such Registration Statement for the Effectiveness Period, (C) if, after it has become effective, such Registration Statement is subject to any stop order, injunction or other order or requirement of the Commission or other governmental or regulatory agency or court for any reason other than a violation of applicable law solely by any selling Holder and has not thereafter become effective, (D) in the event of an underwritten offering, if the conditions to closing specified in the underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Qualified Holder, or (E) if the Company does not include in the applicable Registration Statement any Registrable Securities held by a Holder that are required by the terms hereof to be included in such Registration Statement.

(iv) Priority of Registration. Notwithstanding any other provision of this Section 2(b), if (A) the Qualified Holder(s) intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten offering and (B) the managing underwriters advise the Company that in their reasonable view, the number of Registrable Securities proposed to be included in such offering (including Registrable Securities requested by Holders to be included in such offering and any securities that the Company or any other Person proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size, then the Company shall so advise the Qualified Holder(s) and the Demand Eligible Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (1) first, the Registrable Securities requested to be included in such underwritten offering by the Qualified Holders and the Demand Eligible Holders, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Qualified Holders and Demand Eligible Holders on the basis of the number of Registrable Securities requested to be included therein by each such Holder, up to the Maximum Offering Size, (2) second, any securities proposed to be registered by the Company, and (3) third, Other Registrable Securities requested to be included in such underwritten offering to the extent permitted hereunder, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the respective holders of such Other Registrable Securities on the basis of the number of securities requested to be included therein by each such holder. For any Holder of Other Registrable Securities that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, Subsidiaries, parents and Affiliates of such Holder, or the estates and Family Members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such Other Registrable Securities shall be based upon the aggregate amount of securities requested to be included in such registration by all entities and individuals included in such Other Registrable Securities.

(v) Underwritten Demand Registration. The determination of whether any offering of Registrable Securities pursuant to a Demand Registration will be an underwritten offering shall be made in the sole discretion of the Holders of a Majority of Included Registrable Securities included in such underwritten offering, and such Holders of a Majority of Included Registrable Securities shall have the right to (A) determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees, and (B) select the investment banker(s) and manager(s) to administer the offering (which shall consist of one (1) or more reputable nationally recognized investment banks reasonably satisfactory to the Company) and one firm of counsel to represent all of the Holders (along with any reasonably necessary local counsel), in connection with such Demand Registration; provided, that the Company shall select such investment banker(s) and manager(s) if the Holders of such Majority of Registrable Securities cannot so agree on the same within twelve (12) business days of the Demand Notice.

(vi) Withdrawal of Registrable Securities. Any Holder whose Registrable Securities were to be included in any such registration pursuant to Section 2(b) may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to the Company delivered on or prior to the effective date of the relevant Demand Registration Statement.

(c) Piggyback Registration.

(i) Registration Statement on behalf of the Company. If at any time the Company proposes to file a Registration Statement (other than to file a Shelf Registration under Section 2(a) that is not in connection with a particular offering), or the Company proposes to sell Company Common Stock in an underwritten offering that is registered pursuant to a Shelf Registration Statement, for an offering of Registrable Securities (for purposes of this section, irrespective of the holders thereof) for cash (excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4, a rights offering or an offering on any form of Registration Statement that does not permit secondary sales) (a “Piggyback Registration Statement”), the Company shall give prompt written notice (the “Piggyback Notice”) to all Holders that, to its knowledge, hold Registrable Securities (collectively, the “Piggyback Eligible Holders”) of the Company’s intention to file a Piggyback Registration Statement reasonably in advance of (and in any event at least ten (10) Business Days before) the anticipated filing date of such Piggyback Registration Statement. The Piggyback Notice shall offer the Piggyback Eligible Holders the opportunity to include for registration in such Piggyback

Registration Statement the number of Registrable Securities of the same class and series as those proposed to be registered as they may request, subject to Section 2(c)(ii) (a “Piggyback Registration”). Subject to Section 2(c)(ii), the Company shall use its commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Company has received written requests (each, a “Piggyback Request”) from Piggyback Eligible Holders within five (5) Business Days after giving the Piggyback Notice. If a Piggyback Eligible Holder decides not to include all of its Registrable Securities in any Piggyback Registration Statement thereafter filed by the Company, such Piggyback Eligible Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Piggyback Registration Statements or other Registration Statements as may be filed by the Company with respect to offerings of Registrable Securities, all upon the terms and conditions set forth herein. The Company shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register pursuant to the Piggyback Requests, to the extent required to permit the disposition of the Registrable Securities so requested to be registered.

(ii) Priority of Registration. If the Piggyback Registration under which the Company gives notice pursuant to Section 2(c)(i) is an underwritten offering, and the managing underwriter or managing underwriters of such offering advise the Company and the Piggyback Eligible Holders that, in their reasonable view the amount of securities requested to be included in such registration (including Registrable Securities requested by the Piggyback Eligible Holders to be included in such offering and any securities that the Company or any other Person proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size (which, for the purposes of a Piggyback Registration shall be within a price range acceptable to the Company), then the Company shall so advise all Piggyback Eligible Holders with Registrable Securities requested to be included in such Piggyback Registration, and shall include in such offering the number which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the securities that the Company proposes to sell up to the Maximum Offering Size, (B) second, the Registrable Securities requested to be included in such Piggyback Registration, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Piggyback Eligible Holders on the basis of the number of Registrable Securities requested to be included therein by each such Piggyback Eligible Holder, up to the Maximum Offering Size, and (C) third, Other Registrable Securities requested to be included in such Piggyback Registration, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the holders thereof on the basis of the number of securities requested to be included therein by each such holder. All Piggyback Eligible Holders requesting to be included in the Piggyback Registration must sell their Registrable Securities to the underwriters selected as provided in Section 2(c)(iv) on the same terms and conditions as apply to the Company if such underwritten offering that is consummated, subject to such Holders’ right to withdraw described in the immediately succeeding sentences. Promptly (and in any event on the same day the Company receives notice) following receipt of notification by the Company from the managing underwriter of a range of prices at which such Registrable Securities are likely to be sold, the Company shall so advise each Piggyback Eligible Holder requesting registration in such offering of such price. If any Piggyback Eligible Holder disapproves of the terms of any such underwriting (including the price offered by the underwriter(s) in such offering), such Piggyback Eligible Holder may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future Piggyback Registration or other Registration Statement, by written notice to the Company and the managing underwriter(s) delivered on or prior to the effective date of such Piggyback Registration Statement. Any Registrable Securities withdrawn from such underwritten offering shall be excluded and withdrawn from the registration. For any Piggyback Eligible Holder that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, Subsidiaries, parents and Affiliates of such Piggyback Eligible Holder, or the estates and Family Members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Piggyback Eligible Holder,” and any pro rata reduction with respect to such “Piggyback Eligible Holder” shall be based upon the aggregate amount of securities requested to be included in such registration by all entities and individuals included in such “Piggyback Eligible Holder,” as defined in this sentence.

(iii) Withdrawal from Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2(c) prior to the effective date of such Registration Statement, whether or not any Piggyback Eligible Holder has elected to include Registrable Securities in such Registration Statement, without prejudice, however, to the right of the Holders immediately to request that such registration be effected as a registration under Section 2(b) to the extent permitted thereunder and subject to the terms set forth therein. The Company shall promptly give notice of the withdrawal or termination of any registration to each Piggyback Eligible Holder who has elected to participate in such registration. The Registration Expenses of such withdrawn or terminated registration shall be borne by the Company in accordance with Section 5 hereof.

(iv) Selection of Bankers and Counsel. If a Piggyback Registration pursuant to this Section 2(c) involves an underwritten offering, the Company shall have the right to (A) determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees and (B) select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter or underwriters.

(v) Effect of Piggyback Registration. No registration effected under this Section 2(c) shall relieve the Company of its obligations to effect any registration of the offer and sale of Registrable Securities upon request under Section 2(a) or Section 2(b) hereof and no registration effected pursuant to this Section 2(c) shall be deemed to have been effected pursuant to Section 2(a) or Section 2(b) hereof.

(d) Notice Requirements. Any Demand Notice, Demand Eligible Holder Request or Piggyback Request shall (i) specify the maximum number and class or series of Registrable Securities intended to be offered and sold by the Holder making the request, (ii) express such Holder’s bona fide intent to offer up to such maximum number of Registrable Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Registrable Securities (to the extent applicable), and (iv) contain the undertaking of such Holder to provide all such information and materials and take all action, in each case, as may reasonably be required in order to permit the Company to comply with all applicable requirements in connection with the registration of such Registrable Securities.

(e) Suspension Period. Notwithstanding any other provision of this Section 2, the Company shall have the right, but not the obligation, to defer the filing of (but not the preparation of), or suspend the use by the Holders of, any Registration Statement for a period of up to sixty (60) days (unless a longer period is consented to by Holders of a Majority of Included Registrable Securities) (i) if the Company is subject to any of its customary suspension or blackout periods, for all or part of such period; (ii) upon issuance by the Commission of a stop order suspending the effectiveness of such Registration Statement with respect to Registrable

Securities or the initiation of proceedings with respect to such Registration Statement under Section 9(d) or 8(e) of the Securities Act; (iii) if the Company believes in good faith that any such registration or offering (x) should not be undertaken because it would reasonably be expected to materially interfere with any material corporate development or plan of the Company or (y) would require the Company (after consultation with external legal counsel), under applicable securities laws and other laws, to make disclosure of material nonpublic information that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would not be in the Company’s best interests; provided that this exception (y) shall continue to apply only during the time that such material nonpublic information has not been disclosed and remains material; (iv) if the Company elects at such time to offer Company Common Stock or other equity securities of the Company to (x) fund a merger, third-party tender offer or other business combination, acquisition of assets or similar transaction or (y) meet rating agency and other capital funding requirements or (v) if the Company is pursuing a primary underwritten offering of Company Common Stock pursuant to a registration statement; provided that the Holders shall have Piggyback Registration rights with respect to such primary underwritten offering in accordance with and subject to the restrictions set forth in Section 2(c) (any such period, a “Suspension Period”); provided, however, that in such event, the Qualified Holders will be entitled to withdraw any request for a Demand Registration and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration under Section 2(b) and the Company will pay all Registration Expenses in connection with such registration; and provided, further, that in no event shall the Company declare a Suspension Period more than once in any twelve (12) month period. The Company shall (i) give prompt written notice to the Holders of its declaration of a Suspension Period and of the expiration or termination of the relevant Suspension Period and (ii) promptly resume the process of filing or requesting for effectiveness, or update the suspended Registration Statement, as the case may be, as may be necessary to permit the Holders to offer and sell their Registrable Securities in accordance with applicable law. If the filing of any Demand Registration or Shelf Registration is suspended pursuant to this Section 2(e), once the Suspension Period ends, the Qualified Holders may request a new Demand Registration or a new Shelf Registration.

(f) Required Information. The Company may require each Holder of Registrable Securities as to which any Registration Statement is being filed or sale is being effected to furnish to the Company such information regarding the intended method of distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing (provided that such information shall be used only in connection with such registration) and the Company may exclude from such registration or sale the Registrable Securities of any such Holder who fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(g) Other Registration Rights Agreements. Except for the Fourth Amended and Restated Investors’ Rights Agreement dated as of September 22, 2014 by and among the Company, John Dobak, M.D. and the investors listed on Exhibit A thereto (the “2014 Investor Agreement”), the Company has not entered into and, unless agreed in writing by each Holder on or after the date of this Agreement, will not enter into, any agreement or arrangement that (i) is inconsistent with the rights granted to the Holders with respect to Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof in any material respect or (ii) other than as set forth in this Agreement, would allow any holder of Company Common Stock or other securities of the Company to include such securities in any Registration

Statement filed by the Company on a basis that is more favorable in any material respect to the rights granted to the Holders hereunder. For the avoidance of doubt, granting a Person registration rights that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration would constitute granting registration rights to such Person on a basis that is more favorable in a material respect with respect to the rights granted to the Holders and would require the consent of each Holder under this Agreement. The Company, Domain Partners VII, L.P. and DP VII Associates, L.P., acknowledge, agree and represent that the 2014 Investor Agreement has been terminated and is no longer in effect.

(h) Cessation of Registration Rights. All registration rights granted under this Section 2 shall continue to be applicable with respect to any Holder until such Holder no longer holds any Registrable Securities. In the event the Company engages in a merger or consolidation in which the Registrable Securities of the Company are converted into securities of another Person, the Company will use its commercially reasonable efforts to make appropriate arrangements so that the registration rights provided under this Agreement continues to be provided by the issuer of such securities. To the extent such new issuer, or any other Person acquired by the Company in a merger or consolidation, was bound by registration rights that would conflict with the provisions of this Agreement, the Company will use its commercially reasonable efforts to modify any such “inherited” registration rights so as not to interfere in any material respect with the rights provided under this Agreement.

3. Alternative Transactions. Notwithstanding anything to the contrary contained herein, (a) no Holder shall be entitled to any piggyback right or to participate as a Demand Eligible Holder under Section 2 in connection with an Alternative Transaction (including Alternative Transactions off of a Shelf Registration Statement or an Automatic Shelf Registration Statement, or in connection with the registration of Registrable Securities under an Automatic Shelf Registration Statement for purposes of effectuating an Alternative Transaction; provided, that, any registration with respect to an Alternative Transaction shall not constitute a Demand Registration for purposes of determining the number of Demand Registrations effected by the Company under Section 2(b)(ii) above); and (b) no Holder shall be permitted to request or participate in an underwritten offering (including an Underwritten Shelf Takedown) that is an Alternative Transaction.

4. Registration Procedures. The procedures to be followed by the Company and each participating Holder to register the sale of Registrable Securities pursuant to a Registration Statement in accordance with this Agreement, and the respective rights and obligations of the Company and such Holders with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(a) The Company will (i) prepare and file a Registration Statement or a Prospectus, as applicable, with the Commission (within the time period specified in Section 2(a) or Section 2(b), as applicable, in the case of a Shelf Registration, an Underwritten Shelf Takedown or a Demand Registration) which Registration Statement (A) shall be on a form required by this Agreement (or if not so required, selected by the Company) for which the Company qualifies, (B) shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution, and (C) shall comply as to form in all material respects with the requirements of the applicable form and include and/or incorporate by reference all financial statements required by the Commission to be filed therewith, (ii) use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for the periods provided under Section 2(a) or Section 2(b), as applicable, in the case of a Shelf Registration Statement or a Demand Registration Statement, (iii) use its commercially reasonable efforts to prevent the occurrence of any event that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of the Registrable Securities registered pursuant thereto (during the period that such Registration Statement is required to be effective as provided under Section 2(a) or Section 2(b), as applicable), and (iv) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement, (x) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the Commission and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will, (1) at least three (3) Business Days prior to the anticipated filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including any documents incorporated by reference therein) or before using any Issuer Free Writing Prospectus, furnish to such Holders, the Holders’ counsel and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, copies of all such documents proposed to be filed and make such of the representatives of the Company as shall be reasonably requested by the Holders available for discussion of such documents, (2) use its commercially reasonable efforts to address in each such document prior to being so filed with the Commission such comments as each such Holder, its counsel or underwriter reasonably shall propose within two (2) Business Days of receipt of such copies by the Holders and (3) not file any Registration Statement or any related Prospectus or any amendment or supplement thereto containing information regarding a participating Holder to which such participating Holder objects.

(b) The Company will as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as (A) may be reasonably requested by any Holder of Registrable Securities covered by such Registration Statement necessary to permit such Holder to sell in accordance with its intended method of distribution or (B) may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for the periods provided under Section 2(a) or Section 2(b), as applicable, in accordance with the intended method of distribution and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders, (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond to any comments received from the Commission with respect to each Registration Statement or Prospectus or any amendment thereto, and (iv) as promptly as reasonably practicable, provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement or Prospectus other than any comments that the Company determines in good faith would result in the disclosure to such Holders of material non-public information concerning the Company that is not already in the possession of such Holder.

(c) The Company will comply in all material respects with the provisions of the Securities Act and the Exchange Act (including Regulation M under the Exchange Act) with respect to each Registration Statement and the disposition of all Registrable Securities covered by each Registration Statement.

(d) The Company will notify such Holders that hold Registrable Securities and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, as promptly as reasonably practicable: (i)(A) when a Registration Statement, any pre-effective amendment, any Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement or any free writing prospectus is proposed to be filed; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments on such Registration Statement (in which case the Company shall provide true and complete copies thereof and all written responses thereto to each Holder, its counsel and each underwriter, if applicable, other than information which the Company determines in good faith would constitute material non-public information that is not already in the possession of such Holder); and (C) with respect to each Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental or regulatory authority for amendments or supplements to a Registration Statement or Prospectus or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the Commission or any such authority relating to, or which may affect, the Registration Statement; (iii) of the issuance by the Commission or any other governmental or regulatory authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or preventing or suspending the use of any Prospectus or the initiation or threatening of any Proceedings for such purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (v) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement or similar agreement cease to be true and correct in all material respects; or (vi) of the occurrence of any event that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or if, as a result of such event or the passage of time, such Registration Statement, Prospectus or other documents requires revisions so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement or Prospectus, or if, for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act, which shall correct such misstatement or omission or effect such compliance.

(e) The Company will use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any stop order or other order suspending the effectiveness of a Registration Statement or preventing or suspending the use of any Prospectus, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment, or if any such order or suspension is made effective during any Suspension Period, at the earliest practicable moment after the Suspension Period is over.

(f) During the Effectiveness Period or the Shelf Period, as applicable, the Company will furnish to each selling Holder, its counsel and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, upon their request, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such selling Holder, counsel or underwriter

(including those incorporated by reference) promptly after the filing of such documents with the Commission.

(g) The Company will promptly deliver to each selling Holder, its counsel and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such selling Holder, counsel or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such selling Holder or underwriter. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders and any applicable underwriter in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(h) The Company will use its commercially reasonable efforts to (i) register and qualify, or cooperate with the selling Holders, their counsel, the underwriters, if any, and counsel for the underwriters in connection with the registration or qualification (or exemption from such registration or qualification) of, the Registrable Securities covered by a Registration Statement, no later than the time such Registration Statement is declared effective by the Commission, under all applicable securities laws (including the “blue sky” laws) of such jurisdictions each underwriter, if any, or any selling Holder shall reasonably request; (ii) keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective under the terms of this Agreement and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable such underwriter, if any, and each selling Holder to consummate the disposition of the Registrable Securities covered by such Registration Statement in each such jurisdiction; provided, however, that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction.

(i) To the extent that the Company has certificated shares of Company Common Stock, the Company will cooperate with each selling Holder and the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if applicable, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as each selling Holder or the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, may request in writing. In connection therewith, if required by the Company’s transfer agent, the Company will promptly, after the effective date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with such transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder or the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, of such Registrable Securities pursuant to the Registration Statement.

(j) Upon the occurrence of any event contemplated by Section 4(d)(vi), as promptly as reasonably practicable, the Company will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference or to the applicable Issuer Free Writing Prospectus, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading and no Issuer Free Writing Prospectus will include information that conflicts with information contained in the Registration Statement or Prospectus, such that each selling Holder can resume disposition of such Registrable Securities covered by such Registration Statement or Prospectus.

(k) Selling Holders may distribute the Registrable Securities by means of an underwritten offering; provided that (i) such Holders provide to the Company a Shelf Takedown Notice or Demand Notice of their intention to distribute Registrable Securities by means of an underwritten offering, (ii) the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein, (iii) each Holder participating in such underwritten offering agrees to enter into customary agreements, including an underwriting agreement in customary form, and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Holders entitled to select the managing underwriter or managing underwriters hereunder (provided that any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties, agreements and indemnities regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution, and the accuracy of information contained in the applicable Registration Statement or the related Prospectus concerning such Holder as provided by or on behalf of such Holder and the aggregate amount of the liability of such Holder in connection with such offering shall not exceed such Holder’s net proceeds from the disposition of such Holder’s Registrable Securities in such offering) and (iv) each Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, custody agreements and other documents reasonably required under the terms of such underwriting arrangements. The Company hereby agrees with each Holder that, in connection with any underwritten offering in accordance with the terms hereof, it will negotiate in good faith, execute and perform its obligations under all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and will procure auditor “comfort” letters addressed to the underwriters in the offering from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any Subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters for an underwritten public offering as the underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement.

(l) The Company will obtain for delivery to the underwriter or underwriters of an underwritten offering of Registrable Securities an opinion or opinions and a negative assurance letter from counsel for the Company (including any local counsel reasonably requested by the underwriters) dated the most recent effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, covering the matters customarily covered in opinions and negative assurance letters requested in sales of securities or public underwritten offerings, which opinions shall be reasonably satisfactory to such underwriters and their counsel.

(m) For a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period or the Shelf Period, as applicable, and in respect of any offering of Registrable Securities, the Company will make available upon reasonable notice at the Company’s principal place of business or such other reasonable place for inspection by any selling Holder of Registrable Securities covered by the applicable Registration Statement, by any managing underwriter or managing underwriters selected in accordance with this Agreement and by any attorney, accountant or other agent retained by such Holders or underwriter, such financial and other information and books and records of the Company, and cause the officers, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably requested by such Holders, underwriters, attorneys, accountants or agents (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of the Securities Act.

(n) The Company will (i) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement and provide and enter into any customary agreements with a custodian for the Registrable Securities and (ii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities included in such Registration Statement.

(o) The Company will cooperate with each Holder of Registrable Securities and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA and in performance of any due diligence investigations by any underwriter.

(p) The Company will use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, the Trading Market, FINRA and any state securities authority, and make available to each Holder, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

(q) The Company will use its commercially reasonable efforts to ensure that any Issuer Free Writing Prospectus utilized in connection with any Prospectus complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(r) In connection with any registration of Registrable Securities pursuant to this Agreement, the Company will take all commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities by such

Holders, including furnishing to the selling Holders and/or any underwriters such further customary certificates, opinions and documents as they may reasonably request using commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable advance notice, to meet with prospective investors in presentations, meetings and road shows; provided, however that the Company shall not be required to participate in any marketing effort that is longer than two (2) Business Days or requires face to face meeting with investors more than once every ninety (90) days and no more than three (3) times in a twelve (12) month period.

(s) The Company shall use its commercially reasonable efforts to list the Company Common Stock and any other Registrable Securities of any class or series covered by a Registration Statement on the New York Stock Exchange or The Nasdaq Global Market or any successor national securities exchange. Following the listing of the Company Common Stock and any other Registrable Securities on the New York Stock Exchange or The Nasdaq Global Market or any successor national securities exchange, the Company will use its commercially reasonable efforts to maintain such listing.

(t) The Company shall, if for an underwritten offering is pursuant to a Registration Statement on Form S-3 or any similar short-form registration, include in such Registration Statement such additional information for marketing purposes as the managing underwriter(s) reasonably request(s).

(u) The Company shall use its commercially reasonable efforts to cooperate in a timely manner with any reasonable and customary request of the Holders in respect of any Alternative Transaction, including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a Public Offering subject to this Section 4, to the extent customary for such transactions.

(v) Each Holder agrees by its acquisition of Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in clauses (ii) through (iv) and (vi) of Section 4(d) or the occurrence of a Suspension Period, such Holder will forthwith discontinue disposition of such Registrable Securities under the applicable Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented Prospectus or amended Registration Statement or is advised in writing by the Company that the use of the Prospectus may be resumed.

5. Registration Expenses. The Company shall bear all reasonable Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Demand Registration, Shelf Registration, Underwritten Shelf Takedown or Piggyback Registration (excluding any Selling

Expenses), whether or not any Registrable Securities are sold pursuant to a Registration Statement.

“Registration Expenses” shall include, without limitation, (i) all registration, qualification and filing fees and expenses (including fees and expenses (A) of the Commission or FINRA, (B) incurred in connection with the listing of the Registrable Securities on the Trading Market, and (C) in compliance with applicable state securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities)); (ii) printing expenses (including expenses of printing certificates for the Company’s shares and of printing prospectuses); (iii) analyst or investor presentation or road show expenses of the Company and the underwriters, if any; (iv) messenger, telephone and delivery expenses; (v) fees and disbursements of counsel (including any local counsel), auditors and accountants for the Company (including the expenses incurred in connection with “comfort letters” required by or incident to such performance and compliance); (vi) the reasonable fees and disbursements of underwriters to the extent customarily paid by issuers or sellers of securities (including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained in accordance with the rules and regulations of FINRA and the other reasonable fees and disbursements of underwriters (including reasonable fees and disbursements of counsel for the underwriters) in connection with any FINRA qualification; (vii) fees and expenses of any special experts retained by the Company; (viii) Securities Act liability insurance, if the Company so desires such insurance; (ix) reasonable fees and disbursements of one counsel (along with any reasonably necessary local counsel) representing all Holders participating in such registration mutually agreed by Holders of a Majority of Included Registrable Securities participating in such registration, up to an aggregate maximum amount of $50,000; and (x) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies. In addition, the Company shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of the Company’s officers and employees performing legal or accounting duties), the expense of any annual audit and any underwriting fees, discounts, selling commissions and stock transfer taxes and related legal and other fees applicable to securities sold by the Company and in respect of which proceeds are received by the Company. Each Holder shall pay any Selling Expenses applicable to the sale or disposition of such Holder’s Registrable Securities pursuant to any Demand Registration Statement or Piggyback Registration Statement, or pursuant to any Shelf Registration Statement under which such selling Holder’s Registrable Securities were sold, in proportion to the amount of such selling Holder’s shares of Registrable Securities sold in any offering under such Demand Registration Statement, Piggyback Registration Statement or Shelf Registration Statement.

6. Indemnification.

(a) If requested by a participating Holder, the Company shall indemnify and hold harmless each underwriter, if any, engaged in connection with any registration referred to in Section 2 and provide representations, covenants, opinions and other assurances to such underwriter in form and substance reasonably satisfactory to such underwriter and the Company. Further, the Company shall indemnify and hold harmless each Holder, its partners, stockholders, equity holders, general partners, managers, members, and Affiliates and each of their respective officers and directors and any Person who controls any such Holder (within the meaning of the Securities Act or the Exchange Act) and any employee or Representative thereof (collectively, each, an “Indemnified Person” and collectively, “Indemnified Persons”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’, accountants’ and experts’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act, the Exchange Act or otherwise (collectively, “Losses”), as incurred, arising out of, based upon, resulting from or relating to (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, Prospectus (including in any preliminary prospectus (if used prior to the effective date of such Registration Statement)), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto or in any documents incorporated or deemed incorporated by reference in any of the foregoing or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or (iii) any violation or alleged violation by the Company or any of its Subsidiaries of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal, state, foreign or common law rule or regulation in connection with such Registration Statement, disclosure document or related document or report or any offering covered by such Registration Statement, and the Company shall reimburse such Indemnified Person for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, demand, action, suit or proceeding; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such Losses arise out of, are based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Person specifically for use therein.

(b) In connection with any Registration Statement filed by the Company pursuant to Section 2 hereof in which a Holder has registered for sale its Registrable Securities, each such selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, employees, agents and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and any other Holder selling securities under such Registration Statement, its partners, stockholders, equity holders, general partners, managers, members, and Affiliates and each of their respective officers and directors and any Person who controls such other Holder (within the meaning of the Securities Act or the Exchange Act) and any employee or Representative thereof from and against any Losses resulting from (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act, Prospectus (including in any preliminary prospectus (if used prior to the effective date of such Registration Statement)), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto or in any documents incorporated by reference in any of the foregoing, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or (iii) any violation or alleged violation by such Holder of any federal, state or common law rule or regulation relating to action or inaction in connection with any information provided by such Holder in such registration, disclosure document or related document or report in the case of clauses (i) and (ii) to the extent, but only to the extent, that such untrue statement or omission occurs in reliance upon and in conformity with any information furnished in writing by or on behalf of such selling Holder to the Company specifically for inclusion in such registration, disclosure document or related document or report and has not been corrected in a subsequent writing prior to the sale of the Registrable Securities thereunder, and the Holder will reimburse the Company for any legal or other expenses reasonably incurred by it in connection with investigating or defending such Losses. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Holder in connection with such sale.

(c) Any Indemnified Person under paragraph (a) or (b) of this Section 6 shall (i) give prompt written notice to the indemnifying person under paragraph (a) or (b) of this Section 6 of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying person shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying person’s ability to defend such claim (through the forfeiture of substantive rights or defenses) is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying person to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Person; provided, however, that any Indemnified Person shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (A) the indemnifying person has agreed in writing to pay such fees or expenses, (B) the indemnifying person shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Indemnified Person within a reasonable time after receipt of notice of such claim from the Indemnified Person, (C) the Indemnified Person has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to the indemnifying person, or (D) in the reasonable judgment of any such Indemnified Person (based upon advice of its counsel) a conflict of interest may exist between such Indemnified Person and the indemnifying person with respect to such claims (in which case, if the Indemnified Person notifies the indemnifying person in writing that such Indemnified Person elects to employ separate counsel at the expense of the indemnifying person, the indemnifying person shall not have the right to assume the defense of such claim on behalf of such Indemnified Person). If any action is settled or if there be a final judgment for the plaintiff, the indemnifying person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No action may be settled without the written consent of the Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), provided that the consent of the Indemnified Person shall not be required if (A) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such settlement; (B) such settlement provides for the payment by the indemnifying person of money as the sole relief for such action and (C) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. It is understood that the indemnifying person or persons shall not, except as specifically set forth in this Section 6(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm (in addition to any local counsel that is required to effectively defend against any such proceeding) for all Indemnified Persons and that all such fees and expenses shall be paid or reimbursed promptly.

(d) If the indemnification provided for in this Section 6 is held by a court of a competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, damage, claim or liability, the indemnifying party, in lieu of indemnifying such Indemnified Person thereunder, shall to the extent permitted by law, contribute to the amount paid or payable by such Indemnified Person as a result of such loss, damage, claim or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person on the other in connection with the actions that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying person and of the Indemnified Person shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying person or Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentences. Notwithstanding the provisions of this Section 6(d), no selling Holder shall be required to contribute any amount in excess of the net proceeds (after deducting the underwriters’ discounts and commissions) received by such selling Holder in the offering. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each selling Holder’s obligation to contribute pursuant to this Section 6(d) is several in the proportion that the net proceeds of the offering received by such selling Holder bears to the total net proceeds of the offering received by all such selling Holders and not joint.

(e) The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The obligations of the Company and Holders under this Section 6 shall survive completion of any offering of Registrable Securities pursuant to a Registration Statement and the termination of this Agreement.

7. Facilitation of Sales Pursuant to Rule 144. The Company shall use its commercially reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act and the rules adopted by the Commission thereunder (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the written request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

8. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or a Holder of any of its obligations under this Agreement, any Party, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Parties agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate and shall waive any requirement for the posting of a bond. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) Amendment; Modification; Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company and holders of a majority of the Registrable Securities then owned by the Holders and such amendment or waiver treats all holders of capital stock equally in all respects, which writing shall specifically reference this Agreement, specify the provision(s) hereof that it is intended to amend or waive and further specify that it is intended to amend or waive such provision(s). No amendment or waiver is permitted if such amendment or waiver would adversely affect a Holder relative to the other Holders without such Holder’s written consent.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) upon delivery, if served by personal delivery upon the Person for whom it is intended, (b) on the third Business Day after the date mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, (c) on the following Business Day if delivered by a nationally-recognized, overnight, air courier or (d) when delivered or, if sent after the Close of Business, on the following Business Day if sent by facsimile transmission or email with electronic confirmation, in each case, to the address set forth on the signature page of this Agreement or on Schedule I or to such other address as may be designated in writing, in the same manner, by such Person. If to any other Person who is then a Holder, to the address of such Holder as it appears on the signature pages hereto or such other address as may be designated in writing hereafter by such Person.

(d) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws. Each Party agrees that it shall bring any litigation with respect to any claim arising out of or related to this Agreement, exclusively in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or as not having jurisdiction over the relevant Party, (d) agrees that service of process in any such action or proceeding shall be effective if notice is given in accordance with Section 8(c), although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law and

(e) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (i) nothing in this Section 8(d) shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each Party agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and Approved Transferees. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume the obligations of the Company under this Agreement or enter into a new agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.

(f) Waiver of Venue. The Parties irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, (i) any objection that they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8(d) and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(g) Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(h) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that, if any one or more of the provisions contained in this Agreement shall be determined to be excessively broad as to activity, subject, duration or geographic scope, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable under applicable law.

(i) Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a day other than a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(j) Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and supersedes any and all prior or contemporaneous discussions, agreements and understandings, whether oral or written, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

(k) Execution of Agreement. This Agreement may be executed and delivered (by facsimile, by electronic mail in Adobe Portable Document Format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

(l) Determination of Ownership. In determining ownership of Company Common Stock hereunder for any purpose, the Company may rely solely on the records of the transfer agent for the Company Common Stock from time to time, or, if no such transfer agent exists, the Company’s stock ledger.

(m) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Holders may be partnerships or limited liability companies, each Holder covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Company’s or the Holder’s former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each, a “Related Person” and collectively, the “Related Persons”), in each case other than the Company, the Holders or any of their Permitted Assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Persons, as such, for any obligation or liability of the Company or the Holders under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 8(m) shall relieve or otherwise limit the liability of the Company or any Holder, as such, for any breach or violation of its obligations under this Agreement or such agreements, documents or instruments.

(n) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than a Party and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever.

(o) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Company Common Stock, (ii) any and all securities into which shares of Company Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Company Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

(p) Headings; Section References; Signatories. All heading references contained in this Agreement are for convenience purposes only and shall not be deemed to limit or affect any of the provisions of this Agreement. Each of the parties acknowledges and agrees that Invesco Asset Management Limited (“IAML”) (i) is acting at all times as agent for and on behalf of of its discretionary managed clients Invesco Perpetual High Income Fund and Invesco Perpetual Income Fund (the “Funds”) and (ii) shall have no liability as principal in respect of the Funds’ obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Registration Rights Agreement as of the date first written above.

[ ], INC.

By:
Name:
Title:

Address:

with a copy (which shall not constitute notice) to:

IN WITNESS WHEREOF, the Parties have executed this Registration Rights Agreement as of the date first written above.

HOLDER:

By:

Name:

Title:

HOLDER:

By:

Name:

Title: